Exhibit (2)-1

                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                            WESTERN RESOURCES, INC.,

                                       AND

                        KANSAS CITY POWER & LIGHT COMPANY

                          Dated as of February 7, 1997


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                                TABLE OF CONTENTS


                                    ARTICLE I

                                   THE MERGER

Section 1.1   THE MERGER....................................................  1
Section 1.2   EFFECTS OF THE MERGER.........................................  2
Section 1.3   EFFECTIVE TIME OF THE MERGER..................................  2


                             ARTICLE II

                         TREATMENT OF SHARES

Section 2.1   EFFECT OF THE MERGER ON CAPITAL STOCK.........................  2
Section 2.2   ISSUANCE OF NEW CERTIFICATES..................................  3


                             ARTICLE III

                             THE CLOSING

Section 3.1   CLOSING.......................................................  6


                             ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF KCPL

Section 4.1   ORGANIZATION AND QUALIFICATION................................  6
Section 4.2   SUBSIDIARIES..................................................  6
Section 4.3   CAPITALIZATION................................................  7
Section 4.4   AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS; COMPLIANCE.  8
Section 4.5   REPORTS AND FINANCIAL STATEMENTS..............................  9
Section 4.6   ABSENCE OF CERTAIN CHANGES OR EVENTS.......................... 10
Section 4.7   LITIGATION.................................................... 10
Section 4.8   REGISTRATION STATEMENT AND PROXY STATEMENT.................... 10
Section 4.9   TAX MATTERS................................................... 11
Section 4.10  EMPLOYEE MATTERS; ERISA....................................... 13
Section 4.11  ENVIRONMENTAL PROTECTION...................................... 14
Section 4.12  REGULATION AS A UTILITY....................................... 16
Section 4.13  VOTE REQUIRED................................................. 17


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Section 4.14  ACCOUNTING MATTERS............................................ 17
Section 4.15  ARTICLE TWELFTH OF KCPL'S RESTATED ARTICLES OF CONSOLIDATION.. 17
Section 4.16  OPINION OF FINANCIAL ADVISOR.................................. 17
Section 4.17  INSURANCE..................................................... 17
Section 4.18  KCPL NOT A RELATED PERSON..................................... 17
Section 4.19  TAKEOVER STATUTES............................................. 18
Section 4.20  TERMINATION OF UTILICORP AGREEMENT............................ 18


                              ARTICLE V

         REPRESENTATIONS AND WARRANTIES OF WESTERN RESOURCES

Section 5.1   ORGANIZATION AND QUALIFICATION................................ 18
Section 5.2   SUBSIDIARIES.................................................. 19
Section 5.3   CAPITALIZATION................................................ 19
Section 5.4   AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS; COMPLIANCE. 20
Section 5.5   REPORTS AND FINANCIAL STATEMENTS.............................. 21
Section 5.6   ABSENCE OF CERTAIN CHANGES OR EVENTS.......................... 22
Section 5.7   LITIGATION.................................................... 22
Section 5.8   REGISTRATION STATEMENT AND PROXY STATEMENT.................... 22
Section 5.9   TAX MATTERS................................................... 23
Section 5.10  EMPLOYEE MATTERS; ERISA....................................... 24
Section 5.11  ENVIRONMENTAL PROTECTION...................................... 26
Section 5.12  REGULATION AS A UTILITY....................................... 27
Section 5.13  VOTE REQUIRED................................................. 27
Section 5.14  ARTICLE XI (BUSINESS COMBINATION WITH INTERESTED SHAREHOLDER)
              OF WESTERN RESOURCES' ARTICLES OF INCORPORATION............... 27
Section 5.15  OPINION OF FINANCIAL ADVISOR.................................. 27
Section 5.16  INSURANCE..................................................... 28
Section 5.17  WESTERN RESOURCES NOT AN INTERESTED SHAREHOLDER............... 28
Section 5.18  TAKEOVER STATUTES............................................. 28


                             ARTICLE VI

               CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1   COVENANTS OF KCPL............................................. 28
Section 6.2   COVENANTS OF WESTERN RESOURCES................................ 33


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                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

Section 7.1   ACCESS TO INFORMATION......................................... 34
Section 7.2   JOINT PROXY STATEMENT AND REGISTRATION STATEMENT.............. 35
Section 7.3   REGULATORY MATTERS............................................ 36
Section 7.4   SHAREHOLDER APPROVAL.......................................... 36
Section 7.5   DIRECTORS' AND OFFICERS' INDEMNIFICATION...................... 37
Section 7.6   PUBLIC ANNOUNCEMENTS.......................................... 38
Section 7.7   RULE 145 AFFILIATES........................................... 38
Section 7.8   EMPLOYEE AGREEMENTS AND WORKFORCE MATTERS..................... 39
Section 7.9   EMPLOYEE BENEFIT PLANS........................................ 39
Section 7.10  STOCK OPTION AND OTHER STOCK PLANS............................ 40
Section 7.11  NO SOLICITATIONS.............................................. 41
Section 7.12  SURVIVING CORPORATION BOARD OF DIRECTORS...................... 42
Section 7.13  POST-MERGER OPERATIONS........................................ 43
Section 7.14  EXPENSES...................................................... 43
Section 7.15  TRANSITION MANAGEMENT......................................... 43
Section 7.16  TERMINATION OF WESTERN RESOURCES EXCHANGE OFFER............... 44
Section 7.17  POOLING AND TAX-FREE STATUS................................... 44
Section 7.18  FURTHER ASSURANCES............................................ 44
Section 7.19  INTERIM DIVIDENDS............................................. 45


                            ARTICLE VIII

                             CONDITIONS

Section 8.1   CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.... 45
Section 8.2   CONDITIONS TO OBLIGATION OF WESTERN RESOURCES TO
              EFFECT THE MERGER............................................. 46
Section 8.3   CONDITIONS TO OBLIGATION OF KCPL TO EFFECT THE MERGER......... 48


                             ARTICLE IX

                  TERMINATION, AMENDMENT AND WAIVER

Section 9.1   TERMINATION................................................... 49
Section 9.2   EFFECT OF TERMINATION......................................... 51
Section 9.3   TERMINATION FEE; EXPENSES..................................... 51
Section 9.4   AMENDMENT..................................................... 52
Section 9.5   WAIVER........................................................ 52
Section 9.6   STANDSTILL AGREEMENT.......................................... 53


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                                    ARTICLE X

                               GENERAL PROVISIONS

Section 10.1   NON-SURVIVAL; EFFECT OF REPRESENTATIONS AND WARRANTIES....... 53
Section 10.2   BROKERS...................................................... 53
Section 10.3   NOTICES...................................................... 54
Section 10.4   MISCELLANEOUS................................................ 55
Section 10.5   INTERPRETATION............................................... 55
Section 10.6   COUNTERPARTS; EFFECT......................................... 55
Section 10.7   PARTIES' INTEREST............................................ 55
Section 10.8   WAIVER OF JURY TRIAL AND CERTAIN DAMAGES..................... 56
Section 10.9   ENFORCEMENT.................................................. 56
Section 10.10  SEVERABILITY................................................. 56
Section 10.11  ANTI-DILUTION................................................ 56


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                            INDEX OF PRINCIPAL TERMS


TERM                                                                       PAGE

NYSE........................................................................  2
1935 Act....................................................................  6
Acquisition Proposal........................................................ 42
Affiliate Agreement......................................................... 38
Affiliate................................................................... 17
Agreement...................................................................  1
Atomic Energy Act...........................................................  9
Canceled Shares.............................................................  3
Certificates................................................................  3
Closing Agreement........................................................... 12
Closing Date................................................................  6
Closing.....................................................................  6
Code........................................................................  1
Confidentiality Agreement................................................... 34
Control..................................................................... 17
Conversion Ratio............................................................  2
Dissenting Shares...........................................................  2
Dissenting Stockholders.....................................................  2
Effective Time..............................................................  2
Electric Companies Index Price.............................................. 51
Electric Companies Ratio.................................................... 51
Environmental Claim......................................................... 15
Environmental Laws.......................................................... 16
Environmental Permits....................................................... 15
ERISA....................................................................... 13
Exchange Act................................................................  9
Exchange Agent..............................................................  3
FERC........................................................................  9
Final Order................................................................. 45
GAAP........................................................................ 10
Governmental Authority......................................................  8
Hazardous Materials......................................................... 16
HSR Act..................................................................... 36
Indemnified Liabilities..................................................... 37
Indemnified Parties......................................................... 37
Indemnified Party........................................................... 37
Investments................................................................. 28
IRS......................................................................... 13
Joint Proxy/Registration Statement.......................................... 35
KCPL Benefit Plans.......................................................... 13
KCPL Business Plan.......................................................... 28


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KCPL Common Stock...........................................................  2
KCPL Cumulative Preferred...................................................  7
KCPL Disclosure Schedule....................................................  6
KCPL Financial Statements................................................... 10
KCPL Material Adverse Effect................................................ 10
KCPL Meeting................................................................ 36
KCPL No Par Preferred.......................................................  7
KCPL Preference Stock.......................................................  7
KCPL Preferred Stock........................................................  7
KCPL Required Consents......................................................  8
KCPL Required Statutory Approvals...........................................  9
KCPL SEC Reports............................................................  9
KCPL Shareholders' Approval................................................. 17
KCPL Stock Awards........................................................... 40
KCPL Stock Option........................................................... 40
KCPL Stock Plans............................................................  7
KCPL Subsidiary.............................................................  6
KCPL........................................................................  1
KGCC........................................................................  2
Merger......................................................................  1
Merrill Lynch............................................................... 17
MGBCL.......................................................................  2
NRC.........................................................................  9
PBGC........................................................................ 13
PCBs........................................................................ 16
Person......................................................................  5
Power Act...................................................................  9
Proxy Statement............................................................. 11
Registration. Statement..................................................... 11
Release..................................................................... 16
Representatives............................................................. 34
Salomon..................................................................... 27
Securities Act..............................................................  9
SEC.........................................................................  9
Stock Price Termination Notice.............................................. 50
Subsidiary..................................................................  6
Surviving Corporation Stock Awards.......................................... 41
Surviving Corporation Stock Benefits........................................ 41
Surviving Corporation.......................................................  1
Task Force.................................................................. 43
Tax Return.................................................................. 11
Tax Ruling.................................................................. 12
Taxes....................................................................... 11
Termination Date............................................................ 50
Utilicorp Agreement.........................................................  1
UtiliCorp Confidentiality Agreement......................................... 18

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UtiliCorp...................................................................  1
Violation...................................................................  8
Voting Debt.................................................................  7
Western Resources $100 Preferred............................................ 19
Western Resources Articles..................................................  2
Western Resources Benefit Plans............................................. 24
Western Resources Common Stock..............................................  2
Western Resources Disclosure Schedule....................................... 19
Western Resources Financial Statements...................................... 21
Western Resources Index Price...............................................  2
Western Resources Material Adverse Effect................................... 22
Western Resources Meeting................................................... 36
Western Resources No-Par Preferred.......................................... 19
Western Resources Preference Stock.......................................... 19
Western Resources Preferred Stock........................................... 19
Western Resources Required Consents......................................... 20
Western Resources Required Statutory Approvals.............................. 20
Western Resources SEC Reports............................................... 21
Western Resources Shareholders' Approval.................................... 27
Western Resources Subsidiary................................................ 18
Western Resources...........................................................  1

         AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 7, 1997, by and between Western Resources, Inc., a Kansas corporation ("Western Resources") and Kansas City Power & Light Company, a Missouri corporation ("KCPL").

         WHEREAS, the respective boards of directors of KCPL and Western Resources have approved the merger of KCPL with and into Western Resources, with Western Resources being the surviving corporation (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code");

         WHEREAS, Western Resources and KCPL desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

         WHEREAS, KCPL and UtiliCorp United, Inc., a Delaware corporation ("UtiliCorp"), were parties to that certain Amended and Restated Agreement and Plan of Merger among KCPL, KC Merger Sub, Inc., a Delaware corporation, UtiliCorp and KC United Corp., a Delaware corporation, dated as of January 19, 1996, as amended and restated as of May 20, 1996 (the "UtiliCorp Agreement"), which KCPL has terminated in accordance with the terms thereof.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:


                                    ARTICLE I

                                   THE MERGER

         Section 1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement:

         THE MERGER. At the Effective Time (as defined in Section 1.3), KCPL shall be merged with and into Western Resources in accordance with the laws of the States of Missouri and Kansas. Western Resources shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Kansas. Western Resources after the Effective Time is sometimes referred to herein as the "Surviving Corporation." The effects and the consequences of the Merger shall be as set forth in Section 1.2.

         Section 1.2 EFFECTS OF THE MERGER. At the Effective Time, (i) the Amended and Restated Articles of Incorporation of Western Resources (the "Western Resources Articles"), as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by law and the Western Resources Articles, and
(ii) the by-laws of Western Resources, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, the Western Resources Articles, and such by-laws. Subject to the foregoing, the additional effects of the Merger shall be as provided in the applicable provisions of the General and Business Corporation Law of Missouri (the "MGBCL") and the General Corporation Code of the State of Kansas (the "KGCC").

         Section 1.3 EFFECTIVE TIME OF THE MERGER. On the Closing Date (as defined in Section 3.1), a certificate of merger shall be executed and filed by Western Resources and KCPL with the Secretary of State of the State of Kansas pursuant to the KGCC and articles of merger shall be executed and filed with the Secretary of State of the State of Missouri pursuant to the MGBCL. The Merger shall become effective upon the certification by the Secretary of State of the State of Kansas that the certificate of merger relating to the Merger has been duly filed (the "Effective Time").


                                   ARTICLE II

                               TREATMENT OF SHARES

         Section 2.1 EFFECT OF THE MERGER ON CAPITAL STOCK.

         (a) CAPITAL STOCK OF KCPL. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of KCPL, subject to Section 2.1(b) and Section 2.2, each issued and outstanding share of Common Stock, without par value, of KCPL ("KCPL Common Stock") (other than shares of KCPL Common Stock beneficially owned by Western Resources or KCPL either directly or through a wholly owned Subsidiary (as defined in Section 4.1) and shares of KCPL Common Stock ("Dissenting Shares") that are owned by stockholders ("Dissenting Stockholders") exercising appraisal rights pursuant to
Section 351.455 of the MGBCL), shall be converted into and become that number of fully paid and nonassessable shares of Common Stock, par value $5.00 per share, of Western Resources ("Western Resources Common Stock") equal to the Conversion Ratio. The term "Conversion Ratio" means the quotient (rounded to the nearest 1/100,000) determined by dividing $32.00 by the Western Resources Index Price (as defined below) provided, that the Conversion Ratio shall not be less than
0.917 nor greater than 1.100 except as otherwise specified in Section 9.1(f) hereof. The term "Western Resources Index Price" means the aggregate of the average of the high and low sales prices of Western Resources Common Stock (as reported on the New York Stock Exchange (the "NYSE") Composite Transactions reporting system as published in The Wall Street Journal or, if not published therein, in another authoritative source) on each of the twenty consecutive NYSE trading days ending the tenth NYSE trading day immediately preceding the Effective Time, divided by 20. All such shares of KCPL Common Stock shall no longer be outstanding and

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shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate (as defined in Section 2.2(b)), formerly representing any such shares shall cease to have any rights with respect to such shares, except the right to receive shares of Western Resources Common Stock to be issued in consideration therefor upon the surrender of such Certificate in accordance with Section 2.2.

         (b) CANCELLATION OF CERTAIN KCPL COMMON STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of KCPL, any shares of KCPL Common Stock that are owned by KCPL as treasury stock or by Western Resources or by any wholly owned Subsidiary of Western Resources or KCPL shall be canceled and retired and shall cease to exist and no stock of Western Resources or other consideration shall be issued or delivered in exchange therefor.

         (c) REDEMPTION OF KCPL PREFERRED STOCK. Prior to the Effective Time, the Board of Directors of KCPL shall call for redemption all outstanding shares of KCPL Preferred Stock (as defined in Section 4.3) at a redemption price equal to the amount set forth in the Restated Articles of Consolidation of KCPL, together with all dividends accrued and unpaid to the date of such redemption. All shares of KCPL Preferred Stock shall be redeemed so that no such shares shall be deemed to be outstanding at the Effective Time or entitled to vote on the approval of this Agreement and the transactions contemplated hereby.

         Section 2.2 ISSUANCE OF NEW CERTIFICATES.

         (a) DEPOSIT WITH EXCHANGE AGENT. As soon as practicable after the Effective Time, Western Resources shall deposit, in trust for the benefit of holders of Certificates, with Harris Trust Company of New York (the "Exchange Agent"), certificates representing shares of Western Resources Common Stock required to effect the issuance referred to in Section 2.1(a), together with cash payable in respect of fractional shares pursuant to Section 2.2(d).

         (b) ISSUANCE PROCEDURES. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "Certificate" or the "Certificates") which immediately prior to the Effective Time represented outstanding shares of KCPL Common Stock (the "Canceled Shares") that were canceled and became instead the right to receive shares of Western Resources Common Stock pursuant to Section 2.1(a): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Western Resources Common Stock. Upon surrender of a Certificate to the Exchange Agent for cancellation (or to such other agent or agents as may be appointed by Western Resources), together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive a certificate or certificates representing that number of whole shares of Western Resources Common Stock which such holder has the right to receive pursuant to the provisions of this Article II. In the event of a transfer of ownership of Canceled Shares which is not registered in the transfer records of

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KCPL, a certificate representing the proper number of shares of Western
Resources Common Stock may be issued to a transferee if the Certificate representing such Canceled Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Western Resources Common Stock and cash in lieu of any fractional shares of Western Resources Common Stock as contemplated by this
Section 2.2.

         (c) DISTRIBUTIONS WITH RESPECT TO UNSURRENDERED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to shares of Western Resources Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Western Resources Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(d) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Western Resources Common Stock issued in consideration therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Western Resources Common Stock to which such holder is entitled pursuant to Section 2.2(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Western Resources Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Western Resources Common Stock.

         (d) NO FRACTIONAL SECURITIES. No certificates or scrip representing fractional shares of Western Resources Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of Western Resources Common Stock. A holder of KCPL Common Stock who would otherwise have been entitled to a fractional share of Western Resources Common Stock shall be entitled to receive a cash payment in lieu of such fractional share in an amount equal to the product of such fraction multiplied by the Western Resources Index Price, without any interest thereon.

         (e) BOOK ENTRY. Notwithstanding any other provision of this Agreement, the letter of transmittal referred to in Section 2.2(b) may, at the option of Western Resources, provide for the ability of a holder of one or more Certificates to elect that shares of Western Resources Common Stock to be received in exchange for the Canceled Shares formerly represented by such surrendered Certificates be issued in uncertificated form or to elect that such shares of Western Resources Common Stock be credited to an account established for the holder under the dividend reinvestment and stock purchase plan of Western Resources.

         (f) CLOSING OF TRANSFER BOOKS. From and after the Effective Time, the stock transfer books of KCPL shall be closed and no registration of any transfer of any capital stock of KCPL shall thereafter be made on the records of KCPL. If, after the Effective Time, Certificates are presented to Western Resources, they shall be canceled and exchanged for certificates representing the appropriate number of shares of Western Resources Common Stock, as provided in this Section 2.2.

         (g) TERMINATION OF EXCHANGE AGENT. Any certificates representing shares of Western Resources Common Stock deposited with the Exchange Agent pursuant to
Section 2.2(a) and not exchanged within one year after the Effective Time pursuant to this Section 2.2 shall be returned by the Exchange Agent to Western Resources, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to Western Resources; after which time any holder of unsurrendered Certificates shall look as a general creditor only to Western Resources for payment of such funds to which such holder may be due, subject to applicable law. Western Resources shall not be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. As used in this Agreement, the term "Person" shall mean any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or entity of any kind.

         (h) DISSENTERS' RIGHTS. No Dissenting Stockholder shall be entitled to shares of Western Resources Common Stock or cash in lieu of fractional shares thereof or any dividends or other distributions pursuant to this Article II unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the MGBCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 351.455 of the MGBCL with respect to shares of KCPL Common Stock owned by such Dissenting Stockholder. If any Person who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any shares of KCPL Common Stock, such shares of KCPL Common Stock shall thereupon be treated as though such shares of KCPL Common Stock had been converted into shares of Western Resources Common Stock pursuant to Section 2.1(a) hereof. KCPL shall give Western Resources (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law received by KCPL relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the MGBCL. KCPL shall not, except with the prior written consent of Western Resources, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

                                   ARTICLE III

                                   THE CLOSING

         Section 3.1 CLOSING. The closing of the Merger (the "Closing") shall take place at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York 10004 at 10:00 A.M., local time, on the tenth NYSE trading day immediately following the date on which the last of the conditions set forth in
Article VIII hereof is fulfilled or has been waived or at such other time, date and place as Western Resources and KCPL shall mutually agree (the "Closing Date").


                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF KCPL

         KCPL makes the following representations and warranties to Western
Resources:

         Section 4.1 ORGANIZATION AND QUALIFICATION. KCPL and each of the KCPL Subsidiaries (as defined below) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not have a KCPL Material Adverse Effect (as defined in Section 4.6). As used in this Agreement, the term "Subsidiary" of a person shall mean any corporation or other entity (including partnerships and other business associations) of which at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such person. The term "KCPL Subsidiary" shall mean a Subsidiary of KCPL in which KCPL's equity investment exceeds $25 million.

         Section 4.2 SUBSIDIARIES. Section 4.2 of the schedule delivered by KCPL to Western Resources on the date hereof (the "KCPL Disclosure Schedule") sets forth a list as of the date hereof of all the KCPL Subsidiaries. Neither KCPL nor any of the KCPL Subsidiaries is a "holding company," a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(7), 2(a)(8) or 2(a)(11) of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), respectively and none of the KCPL Subsidiaries is a "public utility company" within the meaning of Section 2(a)(5) of the 1935 Act. Except as set forth in Section 4.2 of the KCPL Disclosure Schedule all of the issued and outstanding shares of capital stock of each KCPL Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by KCPL free and clear of any liens, claims, encumbrances, security interests, charges and options of any nature whatsoever and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such KCPL Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

         Section 4.3 CAPITALIZATION. As of the date hereof, the authorized capital stock of KCPL consists of 150,000,000 shares of KCPL Common Stock, without par value, 401,157 shares of Cumulative Preferred Stock, par value $100.00 per share ("KCPL Cumulative Preferred"), 1,572,000 shares of Cumulative No Par Preferred Stock, without par value ("KCPL No Par Preferred"), and 11,000,000 shares of Preference Stock, without par value ("KCPL Preference Stock") (KCPL Cumulative Preferred, KCPL No Par Preferred and KCPL Preference Stock hereinafter collectively referred to as the "KCPL Preferred Stock"). At the close of business on January 28, 1997, (i) 61,908,726 shares of KCPL Common Stock were issued, not more than 10,000,000 shares of KCPL Common Stock were reserved for issuance pursuant to KCPL's Long Term Incentive Plan and Employee Savings Plus Plan (401(k) Plan) and Dividend Reinvestment Plan (such Plans, collectively, the "KCPL Stock Plans"), (ii) 12,907 shares of KCPL Common Stock were held by KCPL in its treasury or by its wholly owned Subsidiaries, (iii) 401,157 shares of KCPL Cumulative Preferred were issued and of such issued shares, 10,534 were held by KCPL in its treasury or by its wholly owned Subsidiaries, (iv) 500,000 shares of KCPL No Par Preferred were outstanding and none were held by KCPL or its Subsidiaries in its treasury, (v) no shares of KCPL Preference Stock were outstanding and (vi) no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt"), were issued or outstanding. All outstanding shares of KCPL Common Stock and KCPL Preferred Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. As of the date hereof, except as set forth in Section 4.3 of the KCPL Disclosure Schedule or pursuant to this Agreement and the KCPL Stock Plans, there are no options, warrants, calls, rights, commitments or agreements of any character to which KCPL or any Subsidiary of KCPL is a party or by which any of them are bound obligating KCPL or any Subsidiary of KCPL to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt securities of KCPL or any Subsidiary of KCPL or obligating KCPL or any Subsidiary of KCPL to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in Section 4.3 of the KCPL Disclosure Schedule, or other than in connection with the KCPL Stock Plans, after the Effective Time, there will be no option, warrant, call, right, commitment or agreement obligating KCPL or any Subsidiary of KCPL to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of KCPL or any Subsidiary of KCPL, or obligating KCPL or any Subsidiary of KCPL to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

         Section 4.4 AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS; COMPLIANCE.

         (a) AUTHORITY. KCPL has all requisite power and authority to enter into this Agreement and, subject to the receipt of the applicable KCPL Shareholders' Approval (as defined in Section 4.13) and the applicable KCPL Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by KCPL of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of KCPL, subject to obtaining the applicable KCPL Shareholders' Approval. This Agreement has been duly and validly executed and delivered by KCPL and, assuming the due authorization, execution and delivery hereof by Western Resources, constitutes the valid and binding obligation of KCPL enforceable against it in accordance with the terms of this Agreement.

         (b) NON-CONTRAVENTION. Except as set forth in Section 4.4(b) of the KCPL Disclosure Schedule, the execution and delivery of this Agreement by KCPL does not, and the consummation of the transactions contemplated hereby will not, in any respect, violate, conflict with or result in a material breach of any provision of, or constitute a material default (with or without notice or lapse of time or both) under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the properties or assets of KCPL or any of the KCPL Subsidiaries (any such violation, conflict, breach, default, right of termination, modification, cancellation or acceleration, loss or creation, is referred to herein as a "Violation" with respect to KCPL and such term when used in Article V having a correlative meaning with respect to Western Resources) pursuant to any provisions of (i) the Restated Articles of Consolidation, by-laws or similar governing documents of KCPL or any of the KCPL Subsidiaries,
(ii) subject to obtaining the KCPL Required Statutory Approvals and the receipt of the KCPL Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as defined in Section 4.4(c)) applicable to KCPL or any of the KCPL Subsidiaries or any of their respective properties or assets or
(iii) subject to obtaining the third-party consents set forth in Section 4.4(b) of the KCPL Disclosure Schedule (the "KCPL Required Consents"), any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which KCPL or any of the KCPL Subsidiaries is a party or by which it or any of its properties or assets may be bound or affected, except in the case of clause (ii) or (iii) for any such Violation which would not have a KCPL Material Adverse Effect (as defined in Section 4.6).

         (c) STATUTORY APPROVALS. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority (each, a "Governmental Authority") is necessary for the execution and delivery of this Agreement by KCPL or the consummation by KCPL of the transactions contemplated hereby except as described in Section 4.4(c) of the KCPL Disclosure Schedule or the failure of which to obtain would not result in a KCPL Material Adverse Effect (the "KCPL Required Statutory Approvals," it being understood that references in this Agreement to "obtaining" such KCPL Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

         (d) COMPLIANCE. Except as set forth in Section 4.7, Section 4.10, or
Section 4.11 of the KCPL Disclosure Schedule, or as disclosed in the KCPL SEC Reports (as defined in Section 4.5) filed prior to the date hereof, neither KCPL nor any of the KCPL Subsidiaries is in violation of, is, to the knowledge of KCPL, under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for possible violations which individually or in the aggregate would not have a KCPL Material Adverse Effect. Except as set forth in Section 4.11 of the KCPL Disclosure Schedule or as disclosed in the KCPL SEC Reports filed prior to the date hereof, KCPL and the KCPL Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted which are material to the operation of the businesses of KCPL and the KCPL Subsidiaries. KCPL and each of the KCPL Subsidiaries is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by KCPL or any KCPL Subsidiary under (i) its articles of incorporation or by-laws or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which KCPL or any KCPL Subsidiary is bound or to which any of its property is subject, except for possible violations, breaches or defaults which individually or in the aggregate would not have a KCPL Material Adverse Effect.

         Section 4.5 REPORTS AND FINANCIAL STATEMENTS. The filings required to be made by KCPL and the KCPL Subsidiaries since January 1, 1992 under the Securities Act of 1933, as amended (the "Securities Act"); the Securities Exchange Act of 1934, as amended (the "Exchange Act"); the 1935 Act; the Federal Power Act (the "Power Act"); the Atomic Energy Act of 1954, as amended (the "Atomic Energy Act") and applicable state public utility laws and regulations have been filed with the Securities and Exchange Commission (the "SEC"), the Federal Energy Regulatory Commission (the "FERC"), the Nuclear Regulatory Commission ("NRC") or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder, except for such filings the failure of which to have been made or to so comply would not result in a KCPL Material Adverse Effect. "KCPL SEC Reports" shall mean each report, schedule, registration statement and definitive proxy statement filed with the SEC by KCPL pursuant to the requirements of the Securities Act or Exchange Act since January 1, 1992 (as such documents have since the time of their filing been amended). As of their respective dates, the KCPL SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of KCPL included in the KCPL SEC Reports (collectively, the "KCPL Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the financial position of KCPL as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. True, accurate and complete copies of the Restated Articles of Consolidation and by-laws of KCPL, as in effect on the date hereof, are included (or incorporated by reference) in the KCPL SEC Reports.

         Section 4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the KCPL SEC Reports filed prior to the date hereof, since December 31, 1995, KCPL and each of the KCPL Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice (except that the operations of KLT, Inc. and KCPL's marketing business have been conducted in the ordinary course of business consistent with the KCPL Business Plan (as defined in Section 6.1)) and there has not been any KCPL Material Adverse Effect. For purposes of this Agreement, a "KCPL Material Adverse Effect" shall mean the existence of any fact or condition which has or is reasonably likely to have a material adverse effect on the business, assets, financial condition, results of operations or prospects of KCPL and the KCPL Subsidiaries taken as a whole.

         Section 4.7 LITIGATION. Except as disclosed in the KCPL SEC Reports filed prior to the date hereof or as set forth in Sections 4.7, 4.9 or 4.11 of the KCPL Disclosure Schedule, (a) there are no claims, suits, actions or proceedings by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator, pending or, to the knowledge of KCPL, threatened, nor are there, to the knowledge of KCPL, any investigations or reviews by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator pending or threatened against, relating to or affecting KCPL or any of the KCPL Subsidiaries which would have a KCPL Material Adverse Effect, (b) there have not been any significant developments since December 31, 1995 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews that would have a KCPL Material Adverse Effect and (c) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to KCPL or any of the KCPL Subsidiaries, except for such that would not have a KCPL Material Adverse Effect.

         Section 4.8 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information supplied or to be supplied by or on behalf of KCPL for inclusion or incorporation by reference in (a) the registration statement on Form S-4 or any post-effective amendment to a registration statement on Form S-4 to be filed with the SEC by Western

Resources in connection with the issuance of shares of Western Resources Common Stock in the Merger (the "Registration Statement") will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the joint proxy statement, in definitive form, relating to the meetings of KCPL and Western Resources shareholders to be held in connection with the Merger and the transactions related thereto (the "Proxy Statement") will, at the dates mailed to shareholders and at the times of the meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

         Section 4.9 TAX MATTERS. "Taxes," as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes. "Tax Return," as used in this Agreement, means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes KCPL or any KCPL Subsidiary or Western Resources or any Western Resources Subsidiary, as the case may be.

         Except as set forth in Section 4.9 of the KCPL Disclosure Schedule and except as would not result in a KCPL Material Adverse Effect:

              (a) FILING OF TIMELY TAX RETURNS. KCPL and each of the KCPL Subsidiaries have filed (or there has been filed on its behalf) all Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis.

              (b) PAYMENT OF TAXES. KCPL and each of the KCPL Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable, except for those contested in good faith and for which adequate reserves have been taken.

              (c) TAX RESERVES. KCPL and the KCPL Subsidiaries have established on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP.

              (d) TAX LIENS. There are no Tax liens upon the assets of KCPL or any of the KCPL Subsidiaries except liens for Taxes not yet due.

              (e) WITHHOLDING TAXES. KCPL and each of the KCPL Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required.

              (f) AUDIT, ADMINISTRATIVE AND COURT PROCEEDINGS. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of KCPL or any of the KCPL Subsidiaries.

              (g) TAX RULINGS. Neither KCPL nor any of the KCPL Subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority. "Tax Ruling," as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement," as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

              (h) TAX SHARING AGREEMENTS. Except as between affiliates of KCPL as set forth in Sections 4.1 and 4.2 of the KCPL Disclosure Schedule, neither KCPL nor any KCPL Subsidiary is a party to any agreement relating to allocating or sharing of Taxes.

              (i) CODE SECTION 280G. Except for the KCPL Benefit Plans neither KCPL nor any of the KCPL Subsidiaries is a party to any agreement, contract or arrangement that could result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or any amount that would be non-deductible pursuant to Section 162(m) of the Code.

              (j) LIABILITY FOR OTHERS. Neither KCPL nor any of the KCPL Subsidiaries has any liability for Taxes of any person other than KCPL and the KCPL Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law),
         (ii) by contract, or (iii) otherwise.

              (k) SECTION 341(F). Neither KCPL nor any of the KCPL Subsidiaries has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f)(2) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by KCPL or any of the KCPL Subsidiaries.

         Section 4.10 EMPLOYEE MATTERS; ERISA. Except as set forth in Section
4.10 of the KCPL Disclosure Schedule:

         (a) BENEFIT PLANS. As of the date hereof, Section 4.10(a) of the KCPL Disclosure Schedule contains a true and complete list of each written or oral material employee benefit plan, policy or agreement covering employees, former employees or directors of KCPL and each of the KCPL Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any severance or change in control agreement (collectively, the "KCPL Benefit Plans"). Since January 1, 1996, there have been no new plans adopted nor changes, additions or modification to any existing plan.

         (b) CONTRIBUTIONS. All material contributions and other payments required to be made by KCPL or any of the KCPL Subsidiaries to any KCPL Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the KCPL Financial Statements.

         (c) QUALIFICATION; COMPLIANCE. Each of the KCPL Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified, and, to the knowledge of KCPL, no circumstances exist that are reasonably expected by KCPL to result in the revocation of any such determination. KCPL is in compliance in all material respects with, and each of the KCPL Benefit Plans is and has been operated in all material respects in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code. Each KCPL Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits. No prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available with respect to any KCPL Benefit Plan, and which could give rise to liability on the part of KCPL, any KCPL Benefit Plan, or any fiduciary, party in interest or disqualified person with respect thereto that would be material to KCPL or would be material to KCPL if it were KCPL's liability.

         (d) LIABILITIES. With respect to the KCPL Benefit Plans, individually and in the aggregate, no event has occurred, and, to the knowledge of KCPL, there does not now exist any condition or set of circumstances, that could subject KCPL or any of the KCPL Subsidiaries to any material liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the Pension Benefit Guaranty Corporation (the "PBGC")), or under any indemnity agreement to which KCPL or any of the KCPL Subsidiaries is a party, excluding liability for benefit claims and funding obligations payable in the ordinary course.

         (e) WELFARE PLANS. None of the KCPL Benefit Plans that are "welfare plans," within the meaning of Section 3(1) of ERISA, provide for any benefits with respect to current or former employees for periods extending beyond their retirement or other termination of service, other than continuation coverage required to be provided under Section 4980B of the Code or Part 6 of Title I of ERISA.

         (f) PAYMENTS RESULTING FROM THE MERGER. The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events, including, without limitation, the termination of employment of any officers, directors, employees or agents of KCPL or any of the KCPL Subsidiaries) result in any (i) payment (whether of severance pay or otherwise) becoming due from KCPL or any of the KCPL Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (ii) benefit under any KCPL Benefit Plan becoming accelerated, vested or payable.

         (g) LABOR AGREEMENTS. As of the date hereof, neither KCPL nor any of the KCPL Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. To the knowledge of KCPL, as of the date hereof, there is no current union representation question involving employees of KCPL or any of the KCPL Subsidiaries, nor does KCPL know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as disclosed in the KCPL SEC Reports filed prior to the date hereof or except to the extent such would not have a KCPL Material Adverse Effect, (i) there is no unfair labor practice, employment discrimination or other material complaint against KCPL or any of the KCPL Subsidiaries pending, or to the knowledge of KCPL, threatened,
(ii) there is no strike, lockout or material dispute, slowdown or work stoppage pending or, to the knowledge of KCPL, threatened against or involving KCPL, and
(iii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of KCPL, threatened in respect of which any director, officer, employee or agent of KCPL or any of the KCPL Subsidiaries is or may be entitled to claim indemnification from KCPL or such KCPL Subsidiary pursuant to their respective articles of incorporation or by-laws or as provided in any indemnification agreements between such persons and KCPL or any KCPL Subsidiary.

         Section 4.11 ENVIRONMENTAL PROTECTION.

         (a) Except as set forth in Section 4.11 of the KCPL Disclosure Schedule or in the KCPL SEC Reports filed prior to the date hereof:

              (i) COMPLIANCE. KCPL and each of the KCPL Subsidiaries is in compliance with all applicable Environmental Laws (as defined in Section 4.11(b)(ii)) and neither KCPL nor any of the KCPL Subsidiaries has received any communication (written or oral), from any person or Governmental Authority that alleges that KCPL or any of the KCPL Subsidiaries is not in such compliance with applicable Environmental Laws except in each foregoing case where the failure to so comply would not have a KCPL Material Adverse Effect. To the knowledge of KCPL, compliance with all applicable Environmental Laws, will not require KCPL or any KCPL Subsidiary to incur costs that will be reasonably likely to result in a KCPL Material Adverse Effect.

              (ii) ENVIRONMENTAL PERMITS. KCPL and each of the KCPL Subsidiaries has obtained or has applied for all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of their facilities or the conduct of their operations except where the failure to so obtain would not have a KCPL Material Adverse Effect, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and KCPL and the KCPL Subsidiaries are in material compliance with all terms and conditions of the Environmental Permits.

              (iii) ENVIRONMENTAL CLAIMS. There is no Environmental Claim (as defined in Section 4.11(b)(i)) which would have a KCPL Material Adverse Effect pending (A) against KCPL or any of the KCPL Subsidiaries, (B) to the knowledge of KCPL, against any person or entity whose liability for any Environmental Claim KCPL or any of the KCPL Subsidiaries has or may have retained or assumed either contractually or by operation of law, or (C) against any real or personal property or operations which KCPL or any of the KCPL Subsidiaries owns, leases or manages, in whole or in part.

              (iv) RELEASES. KCPL has no knowledge of any Releases (as defined in Section 4.11(b)(iv)) of any Hazardous Material (as defined in
         Section 4.11(b)(iii)) that would be reasonably likely to form the basis of any Environmental Claim against KCPL or any of the KCPL Subsidiaries or against any person or entity whose liability for any Environmental Claim KCPL or any of the KCPL Subsidiaries has or may have retained or assumed either contractually or by operation of law except for any Environmental Claim which would not have a KCPL Material Adverse Effect.

              (v) PREDECESSORS. KCPL has no knowledge, with respect to any predecessor of KCPL or any of the KCPL Subsidiaries of any Environmental Claim which would have a KCPL Material Adverse Effect pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim which would have a KCPL Material Adverse Effect.

         (b) DEFINITIONS. As used in this Agreement:

              (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, Release or threatened Release into the environment of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by KCPL or any of the KCPL Subsidiaries (for purposes of this Section 4.11) or by Western Resources or any of the Western Resources Subsidiaries (for purposes of Section 5.11); or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

              (ii) "Environmental Laws" means all federal, state and local laws, rules and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

              (iii) "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs"); (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import under any Environmental Law and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which KCPL or any of the KCPL Subsidiaries operates (for purposes of this Section 4.11) or in which Western Resources or any of the Western Resources Subsidiaries operates (for purposes of Section 5.11).

              (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

         Section 4.12 REGULATION AS A UTILITY. KCPL is regulated as a public utility in the States of Kansas and Missouri and in no other state. Except as set forth in Section 4.12 of the KCPL Disclosure Schedule, neither KCPL nor any "subsidiary company" or "affiliate" (as each such term is defined in the 1935
Act) of KCPL is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country.

         Section 4.13 VOTE REQUIRED. Provided that the KCPL Preferred Stock has been redeemed pursuant to Section 2.1, the affirmative vote of two-thirds of the shares of KCPL Common Stock outstanding on the record date for the meeting at which such vote is taken (the "KCPL Shareholders' Approval") is the only vote of the holders of any class or series of the capital stock of KCPL or any of its Subsidiaries that is required to approve this Agreement, the Merger and the other transactions contemplated hereby.

         Section 4.14 ACCOUNTING MATTERS. Neither KCPL, nor, to KCPL's knowledge, any of its Affiliates have taken or agreed to take any action that would prevent the Surviving Corporation from accounting for the transactions to be effected pursuant to this Agreement as a pooling of interests in accordance with GAAP and applicable SEC regulations. As used in this Agreement, the term "Affiliate," except where otherwise defined herein, shall mean, as to any person, any other person which directly or indirectly controls, or is under common control with, or is controlled by, such person. As used in this definition, "Control" (including, with its correlative meanings, "Controlled By" and "Under Common Control With") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

         Section 4.15 ARTICLE TWELFTH OF KCPL'S RESTATED ARTICLES OF CONSOLIDATION. The provisions of Article Twelfth of KCPL's Restated Articles of Consolidation will not, prior to the termination of this Agreement, assuming the accuracy of the representation contained in Section 5.17 (without giving effect to the knowledge qualification thereof), apply to this Agreement, the Merger or to the transactions contemplated hereby.

         Section 4.16 OPINION OF FINANCIAL ADVISOR. KCPL has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), dated as of the date hereof, to the effect that, as of the date thereof, the Conversion Ratio is fair from a financial point of view to the holders of KCPL Common Stock.

         Section 4.17 INSURANCE. KCPL and each of the KCPL Subsidiaries is, and has been continuously since January 1, 1992, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business as conducted by KCPL and the KCPL Subsidiaries during such time period. Except as set forth in Section 4.17 of the KCPL Disclosure Schedule, neither KCPL nor any of the KCPL Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of KCPL or any of the KCPL Subsidiaries. The insurance policies of KCPL and each of the KCPL Subsidiaries are valid and enforceable policies in all material respects.

         Section 4.18 KCPL NOT A RELATED PERSON. As of the date hereof, neither KCPL nor, to KCPL's reasonable knowledge, any of its Affiliates, is an "Interested Shareholder" as such term is defined in Article XI of the Western Resources Articles.

         Section 4.19 TAKEOVER STATUTES. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (including Sections 351.407 and 351.459 of the MGBCL or Article Twelfth of KCPL's Restated Articles of Consolidation) is, or at the Effective Time will be, applicable to KCPL, Western Resources, the KCPL Common Stock, the Merger or the other transactions contemplated by this Agreement.

         Section 4.20 TERMINATION OF UTILICORP AGREEMENT. KCPL (i) has taken all corporate action necessary to terminate the UtiliCorp Agreement pursuant to the provisions of Section 9.1(d) thereof and except for provisions which survived the termination thereof, including the payment of any fees due to UtiliCorp thereunder, (ii) has no further obligation under the UtiliCorp Agreement or any other agreements executed in connection with any proposed transaction involving KCPL and UtiliCorp, other than continuing obligations under the Confidentiality Agreement, dated as of November 28, 1995 (the "UtiliCorp Confidentiality Agreement"), between KCPL and UtiliCorp. The aggregate amount of all fees and expenses paid or payable by KCPL to UtiliCorp as a result of such termination, whether pursuant to Section 9.2 of the UtiliCorp Agreement or otherwise, shall not exceed $58 million. At all times KCPL has fully complied in all respects with each of its obligations under the UtiliCorp Agreement, including without limitation Sections 7.11 and 9.1 thereof. Until the Effective Time, Western Resources shall not be bound by or subject to, in any respect, directly or indirectly, any agreement between KCPL and UtiliCorp, including without limitation the UtiliCorp Agreement and the UtiliCorp Confidentiality Agreement.


                                    ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF WESTERN RESOURCES

         Western Resources makes the following representations and warranties to
KCPL:

         Section 5.1 ORGANIZATION AND QUALIFICATION. Western Resources and each of the Western Resources Subsidiaries (as defined below) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not have a Western Resources Material Adverse Effect (as defined in Section 5.6). As used in this Agreement, the term "Western Resources Subsidiary" shall mean a Subsidiary of Western Resources in which Western Resources' equity investment exceeds $25 million.

         Section 5.2 SUBSIDIARIES. Section 5.2 of the schedule delivered by Western Resources to KCPL on the date hereof (the "Western Resources Disclosure Schedule") sets forth a list as of the date hereof of all the Western Resources Subsidiaries. Except as set forth in Section 5.2 of the Western Resources Disclosure Schedule, all of the issued and outstanding shares of capital stock of each Western Resources Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by Western Resources free and clear of any liens, claims, encumbrances, security interests, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Western Resources Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

         Section 5.3 CAPITALIZATION. As of the date hereof, the authorized capital stock of Western Resources consists of (i) 85,000,000 shares of Western Resources Common Stock, par value $5.00 per share, (ii) 600,000 shares of Preferred Stock par value $100.00 per share (the "Western Resources $100 Preferred" and 6,000,000 shares of Preferred Stock without par value (the "Western Resources No-Par Preferred"), and (iii) 4,000,000 shares of Preference Stock, without par value (the "Western Resources Preference Stock" and, together with the Western Resources $100 Preferred and the Western Resources No-Par Preferred, the "Western Resources Preferred Stock"). At the close of business on January 28, 1997, (i) 64,773,828 shares of Western Resources Common Stock were issued and outstanding, (ii) no shares of Western Resources Common Stock were held by Western Resources in its treasury or by its wholly owned Subsidiaries,
(iii) 138,576 shares of 4 1/2% Series Preferred Stock, par value $100 per share, 60,000 shares of 4 1/4% Series Preferred Stock, par value $100 per share, and no shares of Western Resources No-Par Preferred Stock were issued and outstanding, and of such issued shares, none were held by Western Resources in its treasury or by its wholly owned Subsidiaries, (iv) 500,000 shares of 7.58% Series Preference Stock were issued and outstanding, and of such issued shares, none were held by Western Resources in its treasury or by its wholly owned Subsidiaries, and (v) no Voting Debt was issued or outstanding. All outstanding shares of Western Resources Common Stock and Western Resources Preferred Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. As of the date hereof, except as disclosed in the Western Resources SEC Reports filed prior to the date hereof or as set forth in Section
5.3 of the Western Resources Disclosure Schedule or pursuant to this Agreement and the Western Resources Benefit Plans, there are no options, warrants, calls, rights, commitments or agreements of any character to which Western Resources or any Subsidiary of Western Resources is a party or by which any of them are bound obligating Western Resources or any Subsidiary of Western Resources to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt securities of Western Resources or any Subsidiary of Western Resources or obligating Western Resources or any Subsidiary of Western Resources to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

         Section 5.4 AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS; COMPLIANCE.

         (a) AUTHORITY. Western Resources has all requisite power and authority to enter into this Agreement and, subject to the receipt of the applicable Western Resources Shareholders' Approval (as defined in Section 5.13) and the applicable Western Resources Required Statutory Approvals (as defined in Section 5.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Western Resources of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Western Resources, subject to obtaining the applicable Western Resources Shareholders' Approval. This Agreement has been duly and validly executed and delivered by Western Resources and, assuming the due authorization, execution and delivery hereof by KCPL, constitutes the valid and binding obligation of Western Resources enforceable against it in accordance with the terms of this Agreement.

         (b) NON-CONTRAVENTION. Except as set forth in Section 5.4(b) of the Western Resources Disclosure Schedule, the execution and delivery of this Agreement by Western Resources does not, and the consummation of the transactions contemplated hereby will not, result in a Violation with respect to Western Resources or any of the Western Resources Subsidiaries pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar governing documents of Western Resources or any of the Western Resources Subsidiaries,
(ii) subject to obtaining the Western Resources Required Statutory Approvals and the receipt of the Western Resources Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Western Resources or any of the Western Resources Subsidiaries or any of their respective properties or assets or (iii) subject to obtaining the third-party consents set forth in
Section 5.4(b) of the Western Resources Disclosure Schedule (the "Western Resources Required Consents"), any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Western Resources or any of the Western Resources Subsidiaries is a party or by which it or any of its properties or assets may be bound or affected, except in the case of clause
(ii) or (iii) for any such Violation which would not have a Western Resources Material Adverse Effect.

         (c) STATUTORY APPROVALS. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Western Resources or the consummation by Western Resources of the transactions contemplated hereby except as described in Section 5.4(c) of the Western Resources Disclosure Schedule or the failure of which to obtain would not result in a Western Resources Material Adverse Effect (the "Western Resources Required Statutory Approvals," it being understood that references in this Agreement to "obtaining" such Western Resources Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

         (d) COMPLIANCE. Except as set forth in Section 5.7 of the Western Resources Disclosure Schedule or as disclosed in the Western Resources SEC Reports (as defined in Section 5.5) filed prior to the date hereof, neither Western Resources nor any of the Western Resources Subsidiaries is in violation of, is, to the knowledge of Western Resources, under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for possible violations which individually or in the aggregate would not have a Western Resources Material Adverse Effect. Except as disclosed in the Western Resources SEC Reports filed prior to the date hereof, Western Resources and the Western Resources Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted which are material to the operation of the businesses of Western Resources and the Western Resources Subsidiaries. Western Resources and each of the Western Resources Subsidiaries is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by Western Resources or any Western Resources Subsidiary under (i) its certificate of incorporation or by-laws or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which Western Resources or any Western Resources Subsidiary is bound or to which any of its property is subject, except for possible violations, breaches or defaults which individually or in the aggregate would not have a Western Resources Material Adverse Effect.

         Section 5.5 REPORTS AND FINANCIAL STATEMENTS. The filings required to be made by Western Resources and the Western Resources Subsidiaries since January 1, 1992 under the Securities Act, the Exchange Act, the 1935 Act, the Power Act, the Atomic Energy Act, and applicable state public utility laws and regulations have been filed with the SEC, the FERC, the NRC or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder, except for such filings the failure of which to have been made or to so comply would not result in a Western Resources Material Adverse Effect. "Western Resources SEC Reports" shall mean each report, schedule, registration statement and definitive proxy statement filed with the SEC by Western Resources pursuant to the requirements of the Securities Act or Exchange Act since January 1, 1992, as such documents have since the time of their filing been amended. As of their respective dates, the Western Resources SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Western Resources included in the Western Resources SEC Reports (collectively, the "Western Resources Financial Statements") have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the financial position of Western Resources as of the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. True, accurate and complete copies of the Western Resources Articles and Western Resources' By-Laws, as in effect on the date hereof, are included (or incorporated by reference) in the Western Resources SEC Reports.

         Section 5.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Western Resources SEC Reports filed prior to the date hereof, since December 31, 1995, Western Resources and each of the Western Resources Subsidiaries have conducted their business only in the ordinary course of business (except for acquisitions and dispositions) and there has not been any Western Resources Material Adverse Effect. For purposes of this Agreement, a "Western Resources Material Adverse Effect" shall mean the existence of any fact or condition which has or is reasonably likely to have a material adverse effect on the business, assets, financial condition, results of operations or prospects of Western Resources and the Western Resources Subsidiaries taken as a whole.

         Section 5.7 LITIGATION. Except as disclosed in the Western Resources SEC Reports filed prior to the date hereof or as disclosed in Section 5.7 of the Western Resources Disclosure Schedule, (a) there are no claims, suits, actions or proceedings by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator, pending or, to the knowledge of Western Resources, threatened, nor are there, to the knowledge of Western Resources, any investigations or reviews by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator pending or threatened against, relating to or affecting Western Resources or any of the Western Resources Subsidiaries which would have a Western Resources Material Adverse Effect, (b) there have not been any significant developments since December 31, 1995 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews that would have a Western Resources Material Adverse Effect and (c) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to Western Resources or any of the Western Resources Subsidiaries, except for such that would not have a Western Resources Material Adverse Effect.

         Section 5.8 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information supplied or to be supplied by or on behalf of Western Resources for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed by Western Resources with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Proxy Statement will, at the dates mailed to shareholders and at the times of the meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy

Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

         Section 5.9 TAX MATTERS. Except as set forth in Section 5.9 of the Western Resources Disclosure Schedule and except as would not result in a Western Resources Material Adverse Effect:

              (a) FILING OF TIMELY TAX RETURNS. Western Resources and each of the Western Resources Subsidiaries have filed (or there has been filed on its behalf) all Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis.

              (b) PAYMENT OF TAXES. Western Resources and each of the Western Resources Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable, except for those contested in good faith and for which adequate reserves have been taken.

              (c) TAX RESERVES. Western Resources and the Western Resources Subsidiaries have established on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP.

              (d) TAX LIENS. There are no Tax liens upon the assets of Western Resources or any of the Western Resources Subsidiaries except liens for Taxes not yet due.

              (e) WITHHOLDING TAXES. Western Resources and each of the Western Resources Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required.

              (f) AUDIT, ADMINISTRATIVE AND COURT PROCEEDINGS. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Western Resources or any of the Western Resources Subsidiaries.

              (g) TAX RULINGS. Neither Western Resources nor any of the Western Resources Subsidiaries has received a Tax Ruling or entered into a Closing Agreement with any taxing authority.

              (h) TAX SHARING AGREEMENTS. Except as between affiliates of Western Resources as set forth in Sections 5.1 and 5.2 of the Western Resources Disclosure Schedule, neither Western Resources nor any Western Resources Subsidiary is a party to any agreement relating to allocating or sharing of Taxes.

              (i) CODE SECTION 280G. Except for the Western Resources Benefit Plans, neither Western Resources nor any of the Western Resources Subsidiaries is a party to any agreement, contract or arrangement that could result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or any amount that would be non-deductible pursuant to Section 162(m) of the Code.

              (j) LIABILITY FOR OTHERS. Neither Western Resources nor any of the Western Resources Subsidiaries has any liability for Taxes of any person other than Western Resources and the Western Resources Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) by contract, or
         (iii) otherwise.

              (k) SECTION 341(F). Neither Western Resources nor any of the Western Resources Subsidiaries has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f)(2) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Western Resources or any of the Western Resources Subsidiaries.

         Section 5.10  EMPLOYEE MATTERS; ERISA.  Except as set forth in
Section 5.10 of the Western Resources Disclosure Schedule:

              (a) BENEFIT PLANS. Section 5.10(a) of the Western Resources Disclosure Schedule contains a true and complete list as of the date hereof of each written or oral material employee benefit plan, policy or agreement covering employees, former employees or directors of Western Resources and each of the Western Resources Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of ERISA and any severance or change in control agreement (collectively, the "Western Resources Benefit Plans").

              (b) CONTRIBUTIONS. All material contributions and other payments required to be made by Western Resources or any of the Western Resources Subsidiaries to any Western Resources Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the Western Resources Financial Statements.

              (c) QUALIFICATION; COMPLIANCE. Each of the Western Resources Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, or to the knowledge of Western Resources, no circumstances exist that are reasonably expected by Western Resources to result in the revocation of any such determination or prevent any such plans from being qualified. Western Resources is in compliance in all material respects with, and each of the Western Resources Benefit Plans is and has been operated in all material respects in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code. Each Western Resources

         Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits. No prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available with respect to any Western Resources Benefit Plan, and which could give rise to liability on the part of Western Resources, any Western Resources Benefit Plan, or any fiduciary, party in interest or disqualified person with respect thereto that would be material to Western Resources or would be material to Western Resources if it were Western Resources' liability.

              (d) LIABILITIES. With respect to the Western Resources Benefit Plans, individually and in the aggregate, no event has occurred, and, to the knowledge of Western Resources, there does not now exist any condition or set of circumstances, that could subject Western Resources or any of the Western Resources Subsidiaries to any material liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the PBGC), or under any indemnity agreement to which Western Resources or any of the Western Resources Subsidiaries is a party, excluding liability for benefit claims and funding obligations payable in the ordinary course.

              (e) PAYMENTS RESULTING FROM THE MERGER. Except as disclosed in the Western Resources SEC Reports filed prior to the date hereof, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events, including, without limitation, the termination of employment of officers, directors, employees or agents of Western Resources or any of the Western Resources Subsidiaries) result in any (i) payment (whether of severance pay or otherwise) becoming due from Western Resources or any of the Western Resources Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (ii) benefit under any Western Resources Benefit Plan becoming accelerated, vested or payable.

              (f) LABOR AGREEMENTS. As of the date hereof, (i) neither Western Resources nor any of the Western Resources Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization and (ii) to the knowledge of Western Resources, there is no current union representation question involving employees of Western Resources or any of the Western Resources Subsidiaries, nor does Western Resources know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as disclosed in the Western Resources SEC Reports filed prior to the date hereof or except to the extent such would not have a Western Resources Material Adverse Effect, (i) there is no unfair labor practice, employment discrimination or other material complaint against Western Resources or any of the Western Resources Subsidiaries pending, or to the knowledge of Western Resources, threatened, (ii) there is no strike, lockout or material dispute, slowdown or work stoppage pending or, to the knowledge of Western Resources, threatened against or involving Western Resources, and (iii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of Western Resources, threatened in respect of which any director, officer, employee or agent of Western Resources or any of the Western Resources Subsidiaries is or may be entitled to claim indemnification from Western Resources or such Western Resources Subsidiary pursuant to their respective articles of incorporation or by-laws or as provided in any indemnification agreements between such persons and Western Resources or any Western Resources Subsidiary.

         Section 5.11  ENVIRONMENTAL PROTECTION.

         (a) Except as set forth in the Western Resources SEC Reports filed prior to the date hereof:

              (i) COMPLIANCE. Western Resources and each of the Western Resources Subsidiaries is in compliance with all applicable Environmental Laws and neither Western Resources nor any of the Western Resources Subsidiaries has received any communication (written or oral) from any person or Governmental Authority that alleges that Western Resources or any of the Western Resources Subsidiaries is not in such compliance with applicable Environmental Laws, except in each foregoing case where the failure to so comply would not have a Western Resources Material Adverse Effect. To the knowledge of Western Resources, compliance with all applicable Environmental Laws will not require Western Resources or any Western Resources Subsidiary to incur costs that will be reasonably likely to result in a Western Resources Material Adverse Effect.

              (ii) ENVIRONMENTAL PERMITS. Western Resources and each of the Western Resources Subsidiaries has obtained or has applied for all the Environmental Permits necessary for the construction of their facilities or the conduct of their operations except where the failure to so obtain would not have a Western Resources Material Adverse Effect, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Western Resources and the Western Resources Subsidiaries are in material compliance with all terms and conditions of the Environmental Permits.

              (iii) ENVIRONMENTAL CLAIMS. There is no Environmental Claim which would have a Western Resources Material Adverse Effect pending (A) against Western Resources or any of the Western Resources Subsidiaries
         (B) to the knowledge of Western Resources, against any person or entity whose liability for any Environmental Claim Western Resources or any of the Western Resources Subsidiaries has or may have retained or assumed either contractually or by operation of law, or (C) against any real or personal property or operations which Western Resources or any of the Western Resources Subsidiaries owns, leases or manages, in whole or in part.

              (iv) RELEASES. Western Resources has no knowledge of any Releases of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against Western Resources or any of the Western Resources Subsidiaries or against any person or entity whose liability for any Environmental Claim Western Resources or any of the Western Resources Subsidiaries has or may have retained or assumed either contractually or by operation of law except for any Environmental Claim which would not have a Western Resources Material Adverse Effect.

              (v) PREDECESSORS. Western Resources has no knowledge, with respect to any predecessor of Western Resources or any of the Western Resources Subsidiaries, of any Environmental Claim which would have a Western Resources Material Adverse Effect pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim which would have a Western Resources Material Adverse Effect.

         Section 5.12 REGULATION AS A UTILITY. As of the date hereof, (1) Western Resources is regulated as a public utility in the States of Kansas and Oklahoma and in no other state, (2) Western Resources is an exempt Holding Company under the 1935 Act, and (3) Kansas Gas and Electric Company and Mid-Continent Market Center, Subsidiaries of Western Resources, are both regulated as public utilities in the State of Kansas.

         Section 5.13 VOTE REQUIRED. The approval of this Agreement, the Merger, the issuance of the Western Resources Common Stock to be issued in the Merger, and amendments to the Western Resources Articles increasing the number of shares of Western Resources Common Stock authorized and increasing the size of the board of directors, by a majority of the shares of Western Resources Common Stock and Preferred Stock, voting together as a single class, outstanding on the record date for such vote (the "Western Resources Shareholders' Approval") is the only vote of the holders of any class or series of the capital stock of Western Resources or any of its Subsidiaries required to approve this Agreement, the Merger, the issuance of shares of Western Resources Common Stock to be issued in the KCPL Merger and the other transactions contemplated hereby.

         Section 5.14 ARTICLE XI (BUSINESS COMBINATION WITH INTERESTED SHAREHOLDER) OF WESTERN RESOURCES' ARTICLES OF INCORPORATION. The provisions of
Article XI (business combination with interested shareholder) of the Western Resources Articles will not, prior to the termination of this Agreement, assuming the accuracy of the representation contained in Section 4.18 (without giving effect to the knowledge qualification thereof), apply to this Agreement, the Merger or to the transactions contemplated hereby.

         Section 5.15 OPINION OF FINANCIAL ADVISOR. Western Resources has received the opinion of Salomon Brothers Inc ("Salomon"), dated as of the date hereof, to the effect that, as of the date thereof, the Conversion Ratio is fair from a financial point of view to Western Resources.

         Section 5.16 INSURANCE. Western Resources and each of the Western Resources Subsidiaries is, and has been continuously since January 1, 1992, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business as conducted by Western Resources and the Western Resources Subsidiaries during such time period. Neither Western Resources nor any of the Western Resources Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Western Resources or any of the Western Resources Subsidiaries. The insurance policies of Western Resources and each of the Western Resources Subsidiaries are valid and enforceable policies in all material respects.

         Section 5.17 WESTERN RESOURCES NOT AN INTERESTED SHAREHOLDER. As of the date hereof, neither Western Resources nor, to its reasonable knowledge, any of its Affiliates, is an "Interested Shareholder" as such term is defined in Article Twelfth of KCPL's Restated Articles of Consolidation.

         Section 5.18 TAKEOVER STATUTES. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (including Sections 17-1286 et seq. and 17-12,100, et seq. of the KGCC or Article XI of the Western Resources Articles) is, or at the Effective Time will be, applicable to KCPL, Western Resources, the KCPL Common Stock, the Merger or the other transactions contemplated by this Agreement.


                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

         Section 6.1 COVENANTS OF KCPL. KCPL agrees, as to itself and as to each of its Subsidiaries, that after the date hereof and prior to the Effective Time or earlier termination of this Agreement, (i) except as expressly contemplated or permitted in this Agreement, (ii) except as Western Resources may otherwise agree in writing (which decision regarding agreement shall be made as soon as reasonably practicable) and (iii) except as otherwise provided in the business plan of KCPL in the form previously disclosed to Western Resources and attached hereto as Section 6.1 of the KCPL Disclosure Schedule (the "KCPL Business Plan"); provided, however, that for purposes of the preceding clause (iii) KCPL shall obtain Western Resources' written agreement (which decision regarding agreement shall be made as soon as reasonably practicable) prior to making or committing to make any acquisitions or capital expenditures or incurring or committing to incur any indebtedness, including guarantees but not including the cost of routine regulated utility capital expenditures (such acquisitions, capital expenditures and indebtedness, collectively, "Investments") subsequent to the time when the aggregate value of the Investments made or committed to be made by KCPL as permitted by this Section 6.1 exceeds in the aggregate $150,000,000 during the period January 1, 1997 through December 31, 1997, which aggregate limits shall be increased effective January 1, 1998 by $75,000,000 and which upon the prior written approval of Western Resources shall be further increased effective July 1,

1998 by an additional $150,000,000 (such aggregate limits to exclude (A) the cost of routine regulated utility capital expenditures and (B) any indebtedness incurred or guaranteed in connection with the financing of acquisitions or capital expenditures permitted pursuant to this sentence within such aggregate limit); and provided further that, KCPL shall confer on a regular and frequent basis with representatives of Western Resources in the course of KCPL's implementation of the KCPL Business Plan:

              (a) ORDINARY COURSE OF BUSINESS. KCPL shall, and shall cause its respective Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve intact their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them and, subject to prudent management of work force needs and ongoing programs currently in force, keep available the services of their present officers and employees, provided, however, that nothing shall prohibit KCPL or any of its Subsidiaries from transferring operations to KCPL or any of its wholly owned Subsidiaries. KCPL shall not, nor shall KCPL permit any of its Subsidiaries to, enter into a new line of business involving any material investment of assets or resources or any material exposure to liability or loss to KCPL and the KCPL Subsidiaries taken as a whole.

              (b) DIVIDENDS. KCPL shall not, nor shall KCPL permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of their capital stock other than to KCPL or KCPL's Subsidiaries and other than (A) dividends required to be paid on any KCPL Preferred Stock in accordance with the terms thereof and (B) regular quarterly dividends on KCPL Common Stock with usual record and payment dates not, during any period of any fiscal year, in excess of the quarterly dividend most recently declared on such stock as of the date hereof, (ii) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of their capital stock or (iii) except as set forth in Section 6.1(b) of the KCPL Disclosure Schedule, redeem, repurchase or otherwise acquire any shares of their capital stock, other than (A) redemptions, purchases or acquisitions required by the terms of any series of KCPL Preferred Stock or (B) for the purpose of funding employee stock ownership plans in accordance with past practice. Notwithstanding the foregoing, KCPL may redeem the KCPL Preferred Stock pursuant to the provisions of Section 2.1.

              (c) ISSUANCE OF SECURITIES. Except as set forth in Section 6.1(c) of the KCPL Disclosure Schedule, KCPL shall not, nor shall KCPL permit any of its Subsidiaries to, issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than (i) intercompany issuances of capital stock and (ii) issuances in the ordinary course of business consistent with past practice of up to 2,000,000 shares of KCPL Common Stock during any fiscal year to be issued pursuant to employee benefit plans, stock option and other incentive compensation plans, directors plans and stock purchase and dividend reinvestment plans existing prior to the date hereof and heretofore disclosed to Western Resources or pursuant to plans adopted after the date hereof which shall be reasonably acceptable to Western Resources. The parties shall promptly furnish to each other such information as may be reasonably requested including financial information and take such action as may be reasonably necessary and otherwise fully cooperate with each other in the preparation of any registration statement under the Securities Act and other documents necessary in connection with the issuance of securities as contemplated by this
         Section 6.1(c), subject to obtaining customary indemnities.

              (d) CHARTER DOCUMENTS. KCPL shall not amend or propose to amend its charter, by-laws or regulations, or similar organic documents, except as contemplated herein.

              (e) NO ACQUISITIONS. KCPL shall not, nor shall KCPL permit any of its Subsidiaries to, acquire, or publicly propose to acquire, or agree to acquire, by merger or consolidation with, or by purchase or otherwise, an equity interest in or a substantial portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof, nor shall KCPL acquire or agree to acquire a material amount of assets other than in the ordinary course of business consistent with past practice.

              (f) CAPITAL EXPENDITURES. Except as required by law, KCPL shall not, nor shall KCPL permit any Subsidiary of KCPL to, make capital expenditures during any fiscal year in excess of the amount budgeted for capital expenditures for such fiscal year in the KCPL Business Plan.

              (g) NO DISPOSITIONS. KCPL shall not, nor shall KCPL permit any of its Subsidiaries to, sell or dispose of any of their assets other than dispositions in the ordinary course of business consistent with past practice.

              (h) INDEBTEDNESS. KCPL shall not, nor shall KCPL permit any of its Subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial statement condition of another person or entity or enter into any arrangement having the economic effect of any of the foregoing other than (i) indebtedness or guarantees or "keep well" or other agreements in the ordinary course of business consistent with past practice (such as the issuance of commercial paper, the use of existing credit facilities or hedging activities), (ii) other indebtedness or "keep well" or other agreements not aggregating more than $250 million, (iii) arrangements between KCPL and its Subsidiaries or among its Subsidiaries, (iv) except as set forth in Section 6.1(h) of the KCPL Disclosure Schedule, (v) in connection with the refunding of existing indebtedness, (vi) in connection with the redemption of the KCPL Preferred Stock as set forth in Section 2.1, or (vii) as may be necessary in connection with acquisitions or capital expenditures provided for in the KCPL Business Plan.

              (i) COMPENSATION, BENEFITS. Except as may be required by applicable law or as set forth in Section 6.1(i) of the KCPL Disclosure Schedule, KCPL shall not, nor shall KCPL permit any of its Subsidiaries to, (i) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other contract, agreement, commitment, arrangement, plan, trust, fund or policy maintained by, contributed to or entered into by KCPL or any of its Subsidiaries or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of KCPL or any of its Subsidiaries, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to KCPL or any of its Subsidiaries; (ii) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or other employee other than in the ordinary course of business consistent with past practice; or (iii) deposit into any trust (including any "rabbi trust") amounts in respect of any employee benefit obligations or obligations to directors; provided that transfers into any trust, other than a rabbi or other trust with respect to any non-qualified deferred compensation, may be made in accordance with past practice.

              (j) 1935 ACT. KCPL shall not, nor shall KCPL permit any of its Subsidiaries to, except as required or contemplated by this Agreement, engage in any activities which would cause a change in KCPL's status, or that of its Subsidiaries, under the 1935 Act.

              (k) ACCOUNTING. KCPL shall not, nor shall KCPL permit any of its Subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or GAAP.

              (l) AFFILIATE TRANSACTIONS. Except as set forth in Section 6.1(l) of the KCPL Disclosure Schedule, KCPL shall not, nor shall KCPL permit any of its Subsidiaries to, enter into any material agreement or arrangement with any of their Affiliates (other than wholly owned Subsidiaries) on terms materially less favorable to such party than could be reasonably expected to have been obtained with an unaffiliated third-party on an arm's length basis.

              (m) COOPERATION, NOTIFICATION. KCPL shall (i) confer on a regular and frequent basis with one or more representatives of Western Resources to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations, (ii) promptly notify Western Resources of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects, and (iii) promptly provide Western Resources with copies of all filings made by KCPL or any of its Subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

              (n) RATE MATTERS. Subject to applicable law, KCPL shall, and shall cause its Subsidiaries to, discuss with Western Resources any changes in its or its Subsidiaries' rates or the services it provides or charges (other than pass-through fuel and gas rates or charges), standards of service or accounting from those in effect on the date hereof and consult with Western Resources prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent with governmental regulators, whether written or oral, formal or informal, with respect thereto, and KCPL will not make any filing to change its rates or the services it provides on file with the FERC that would have a material adverse effect on the benefits associated with the business combination provided for herein.

              (o) THIRD-PARTY CONSENTS. KCPL shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to obtain all KCPL Required Consents. KCPL shall promptly notify Western Resources of any failure or prospective failure to obtain any such consents and, if requested by Western Resources, shall provide copies of all KCPL Required Consents obtained by KCPL to Western Resources.

              (p) NO BREACH, ETC. KCPL shall not, nor shall KCPL permit any of its Subsidiaries to, willfully take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

              (q) TAX-EXEMPT STATUS. KCPL shall not, nor shall KCPL permit any of its Subsidiaries to, take any action that would likely jeopardize the qualification of KCPL's or Western Resources' outstanding revenue bonds which qualify on the date hereof under Section 142(a) of the Code as "exempt facility bonds" or as tax-exempt industrial development bonds under Section 103(b)(4) of the Internal Revenue Code of 1954, as amended, prior to the Tax Reform Act of 1986.

              (r) CONTRACTS. KCPL shall not, nor shall KCPL permit any Subsidiary of KCPL to, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement to which KCPL or any Subsidiary is a party or waive, release or assign any material rights or claims.

              (s) INSURANCE. KCPL shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the electric utility industry and employing methods of generating electric power and fuel sources similar to those methods employed and fuels used by KCPL or its Subsidiaries.

              (t) PERMITS. KCPL shall, and shall cause its Subsidiaries to, use reasonable efforts to maintain in effect all existing governmental permits which are material to the operations of KCPL or its Subsidiaries.

              (u) TAX MATTERS. KCPL shall not (i) make or rescind any material express or deemed election relating to taxes unless such election will have the effect of minimizing the tax liabilities of KCPL or any of its Subsidiaries, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where KCPL has the capacity to make such binding elections,
         (ii) without the written consent of Western Resources, which consent will not be unreasonably withheld, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes unless such settlement or compromise results in (A) a change in taxable income or tax liability that will reverse in future periods and is therefore, by its nature, a timing difference or (B) a change in taxable income or tax liability that will not reverse in future periods and is therefore, by its nature, a permanent difference unless the tax liability resulting from the increase is less than $5 million, or (iii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1995, except as may be required by applicable law or except for such changes that would reduce consolidated federal taxable income or alternative minimum taxable income.

              (v) DISCHARGE OF LIABILITIES. KCPL shall not, nor shall KCPL permit any of its Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of KCPL included in KCPL's reports filed with the SEC, or incurred in the ordinary course of business consistent with past practice.

         Section 6.2 COVENANTS OF WESTERN RESOURCES. Western Resources agrees, as to itself and to each of its Subsidiaries, that after the date hereof and prior to the Effective Time or earlier termination of this Agreement:

              (a) COOPERATION, NOTIFICATION. Western Resources shall (i) confer on a regular and frequent basis with one or more representatives of KCPL to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations, (ii) promptly notify KCPL of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects, and (iii) promptly provide KCPL with copies of all filings made by

         Western Resources or any of its Subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

              (b) THIRD-PARTY CONSENTS. Western Resources shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to obtain all Western Resources Required Consents. Western Resources shall promptly notify KCPL of any failure or prospective failure to obtain any such consents and, if requested by KCPL, shall provide copies of all Western Resources Required Consents obtained by Western Resources to KCPL.

              (c) NO BREACH, ETC. Western Resources shall not, nor shall Western Resources permit any of its Subsidiaries to, willfully take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.


                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

         Section 7.1 ACCESS TO INFORMATION. Upon reasonable notice, each party shall, and shall cause its Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives of the other (collectively, "Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, each party shall, and shall cause its Subsidiaries to, furnish promptly to the other (i) access to each report, schedule and other document filed or received by it or any of its Subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, the FERC, the NRC, the Department of Justice, the Federal Trade Commission, or any other federal or state regulatory agency or commission and (ii) access to all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement. All documents and information supplied by one party to the other pursuant to this Section 7.1 shall be deemed to be "Evaluation Material" as defined in the Confidentiality Agreement, dated December 20, 1996, between KCPL and Western Resources, as it may be amended from time to time (the "Confidentiality Agreement"), and shall be kept confidential in accordance with the terms of such Agreement.

         Section 7.2 JOINT PROXY STATEMENT AND REGISTRATION STATEMENT.

         (a) PREPARATION AND FILING. The parties will prepare and file with the SEC as soon as reasonably practicable after the date hereof the Registration Statement and the Proxy Statement (together, the "Joint Proxy/Registration Statement"). The parties hereto shall each use reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. Each party hereto shall also take such action as may be reasonably required to cause the shares of Western Resources Common Stock issuable in connection with the Merger to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws; provided, however, that no party shall be required to register or qualify as a foreign corporation or to take other action which would subject it to service of process in any jurisdiction where the Surviving Corporation will not be, following the Merger, so subject. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Joint Proxy/Registration Statement. The parties shall use reasonable efforts to cause the shares of Western Resources Common Stock issuable in the Merger to be approved for listing on the NYSE upon official notice of issuance. The information provided by any party hereto for use in the Joint Proxy/Registration Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading. No representation, covenant or agreement is made by any party hereto with respect to information supplied by any other party for inclusion in the Joint Proxy Statement/Registration Statement.

         (b) LETTER OF KCPL'S ACCOUNTANTS. KCPL shall use its best efforts to cause to be delivered to Western Resources letters of Coopers & Lybrand, dated a date within two business days before the date of the Joint Proxy/Registration Statement, and addressed to Western Resources, in form and substance reasonably satisfactory to Western Resources and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

         (c) LETTER OF WESTERN RESOURCES' ACCOUNTANTS. Western Resources shall use its best efforts to cause to be delivered to KCPL a letter of Arthur Andersen & Co., dated a date within two business days before the date of the Joint Proxy/Registration Statement, and addressed to KCPL, in form and substance reasonably satisfactory to KCPL and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

         (d) FAIRNESS OPINIONS. It shall be a condition to the mailing of the Joint Proxy/Registration Statement to the shareholders of KCPL and Western Resources that (i) KCPL shall have received an opinion from Merrill Lynch, dated the date of the Joint Proxy/Registration Statement, to the effect that, as of the date thereof, the Conversion Ratio is fair from a financial point of view to the holders of KCPL Common Stock and (ii) Western Resources shall have received an opinion from Salomon, dated the date of the Joint Proxy/Registration Statement, to the effect that, as of the date thereof, the Conversion Ratio is fair from a financial point of view to Western Resources.

         Section 7.3 REGULATORY MATTERS.

         (a) HSR FILINGS. Each party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed by their respective "ultimate parent" companies under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Such parties will use all commercially reasonable efforts to make such filings in a timely manner and to respond on a timely basis to any requests for additional information made by either of such agencies.

         (b) OTHER REGULATORY APPROVALS. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to obtain the KCPL Required Statutory Approvals and the Western Resources Required Statutory Approvals.

         Section 7.4 SHAREHOLDER APPROVAL.

         (a) APPROVAL OF KCPL SHAREHOLDERS. Subject to the provisions of Section 7.4(c) and Section 7.4(d), KCPL shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "KCPL Meeting") for the purpose of securing the KCPL Shareholders' Approval, (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its Restated Articles of Consolidation and by-laws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of the Merger, this Agreement and the transactions contemplated hereby, and (iv) cooperate and consult with Western Resources with respect to each of the foregoing matters.

         (b) APPROVAL OF WESTERN RESOURCES SHAREHOLDERS. Subject to the provisions of Section 7.4(c) and Section 7.4(d), Western Resources shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Western Resources Meeting") for the purpose of securing the Western Resources Shareholders' Approval, (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with the Western Resources Articles and Western Resources By-Laws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of the Merger, this Agreement and the transactions contemplated hereby, including without limitation the issuance of Western Resources Common Stock in the Merger, and (iv) cooperate and consult with KCPL with respect to each of the foregoing matters.

         (c) MEETING DATE. The Western Resources Meeting for the purpose of securing the Western Resources Shareholders' Approval and the KCPL Meeting for the purpose of securing the KCPL Shareholders' Approval shall be held as soon as practicable, or at such time as KCPL and Western Resources shall mutually determine.

         (d) FAIRNESS OPINIONS NOT WITHDRAWN. It shall be a condition to the obligation of KCPL to hold the KCPL Meeting that the opinion of Merrill Lynch, referred to in Section 7.2(d), shall not have been withdrawn, and it shall be a condition to the obligation of Western Resources to hold the Western Resources Meeting that the opinion of Salomon, referred to in Section 7.2(d), shall not have been withdrawn.

         Section 7.5 DIRECTORS' AND OFFICERS' INDEMNIFICATION.

         (a) INDEMNIFICATION. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director or employee of any of the parties hereto or their respective Subsidiaries (each an "Indemnified Party" and collectively, the "Indemnified Parties") against (i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of such party (the "Indemnified Liabilities"), and
(ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the KGCC, (ii) the Surviving Corporation will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the KGCC and the certificate of incorporation or by-laws of the Surviving Corporation shall be made by independent counsel mutually acceptable to the Surviving Corporation and the Indemnified Party; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

         (b) INSURANCE. For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect policies of directors and officers' liability insurance maintained by KCPL and Western Resources for the benefit of those persons who are currently covered by such policies on terms no less favorable than the terms of such current insurance coverage; provided, however, that the Surviving Corporation shall not be required to expend in any year an amount in excess of 150% of the annual aggregate premiums currently paid by KCPL and Western Resources for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of the Surviving Corporation, for a cost not exceeding such amount.

         (c) SUCCESSORS. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then and in either such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.5.

         (d) SURVIVAL OF INDEMNIFICATION. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of KCPL, Western Resources and their respective Subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective articles of incorporation and by-laws in effect on the date thereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

         (e) BENEFIT. The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

         Section 7.6 PUBLIC ANNOUNCEMENTS. Subject to each party's disclosure obligations imposed by law, KCPL and Western Resources will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto or thereto without the consent of the other party (which consent shall not be unreasonably withheld).

         Section 7.7 RULE 145 AFFILIATES. KCPL shall identify in a letter to Western Resources all persons who are, and to KCPL's knowledge who will be at the Closing Date, "affiliates" of KCPL as such term is used in Rule 145 under the Securities Act (or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment). KCPL shall use all reasonable efforts to cause its affiliates (including any person who may be deemed to have become such an affiliate after the date of the letter referred to in the prior sentence) to deliver to Western Resources on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit 7.7 (each an "Affiliate Agreement").

         Section 7.8 EMPLOYEE AGREEMENTS AND WORKFORCE MATTERS.

         (a) CERTAIN EMPLOYEE AGREEMENTS. Subject to Section 7.9 and Section 7.10, the Surviving Corporation and its Subsidiaries shall honor, without modification, all contracts, agreements, collective bargaining agreements, severance agreements between KCPL and certain of its officers and commitments of the parties prior to the date hereof that have previously been provided to Western Resources and that are disclosed in Section 4.10 of the KCPL Disclosure Schedule and that apply to any current or former employee or current or former director of the parties hereto; provided, however, that this undertaking is not intended to prevent the Surviving Corporation from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment.

         (b) WORKFORCE MATTERS. Subject to applicable bargaining agreements, Western Resources shall treat the employees of the Surviving Corporation as a single workforce, and shall use its best effort to conduct its employee management practices on a fair and equitable basis, without regard to any employee's place of employment prior to the Effective Time.

         Section 7.9 EMPLOYEE BENEFIT PLANS.

         (a) COMPANY PLANS. (i) From the Effective Time until the first anniversary of the Effective Time, Western Resources shall provide to employees of the Surviving Corporation who were employees of KCPL prior to the Effective Time ("KCPL Employees") benefits which are no less favorable in the aggregate than the benefits provided to employees of KCPL as of the date hereof, (ii) between the first and second anniversaries of the Effective Time, Western may either provide KCPL Employees benefits which are no less favorable in the aggregate than the benefits provided to employees of KCPL as of the date hereof or provide to KCPL Employees benefits on the same terms as those applicable to other similarly situated Western Resources employees, and (iii) after the second anniversary of the Effective Time, Western shall provide to KCPL Employees benefits on the same terms as those applicable to other similarly situated Western Resources employees. In the event Western Resources is unable to provide benefits to KCPL Employees on the same terms applicable to other similarly situated Western Resources employees after the second anniversary of the Effective Time, it shall continue to provide benefits which are no less favorable in the aggregate than the benefits provided to KCPL Employees as of the date hereof until such other benefits can be provided. For purposes of this
Section 7.9(a), the term "benefits" shall not include the following plans of
KCPL: the Long Term Incentive Plan for Executives, the Auto Allowance, the Financial/Tax Allowance, the Incentive Compensation Plan, the Executive Long-Term and Short-Term Incentive Plan, the RESULTS Incentive Compensation Plan, and the KLT, Inc. Annual Incentive Pay Plan and Long Term Incentive Plan.

         (b) EFFECT OF THE MERGER. The consummation of the Merger shall not be treated as a termination of employment for purposes of any Western Resources Benefit Plan or KCPL Benefit Plan.

         (c) CREDIT FOR PAST SERVICE. Without limitation of the foregoing provisions of this Section 7.9, each participant in any benefit plan of the Surviving Corporation shall receive credit for service with KCPL or Western Resources, as the case may be, for purposes of (i) eligibility to participate, vesting and eligibility to receive benefits under any benefit plan of the Surviving Corporation or any of its Subsidiaries or affiliates and (ii) benefit accrual under any severance or vacation pay plan; provided, however, that such crediting of service shall not operate to duplicate any benefit to any such participant or the funding for any such benefit.

         Section 7.10 STOCK OPTION AND OTHER STOCK PLANS.

         (a) KCPL STOCK OPTIONS. As of the Effective Time, each option to purchase shares of KCPL Common Stock (a "KCPL Stock Option") which is outstanding as of the Effective Time shall be assumed by the Surviving Corporation and converted into an option (or a new substitute option shall be granted) to purchase the number of shares of Western Resources Common Stock (rounded up to the nearest whole share) equal to the number of shares of KCPL Common Stock subject to such option multiplied by the Conversion Ratio, at an exercise price per share of Western Resources Common Stock (rounded down to the nearest penny) equal to the former exercise price per share of KCPL Common Stock under such option immediately prior to the Effective Time divided by the Conversion Ratio; provided, however, that in the case of any KCPL Stock Option to which Section 421 of the Code applies by reason of its qualification under
Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Except as provided above, the converted or substituted KCPL Stock Options shall be subject to the same terms and conditions (including, without limitation, expiration date, vesting and exercise provisions) as were applicable to KCPL Stock Options immediately prior to the Effective Time, except that the acceleration of vesting and exercisability as a result of the Merger shall not be given effect. The Merger shall not be treated as an event which shall affect the period for exercising KCPL Stock Options or provide for any cash payment by KCPL to any holder of a KCPL Stock Option. KCPL Stock Options shall not be treated as expiring as of the Effective Time solely due to the fact that KCPL shall cease to exist as of the Effective Time. If required to allow the Surviving Corporation to account for the transactions to be effected pursuant to this Agreement as a pooling-of-interests in accordance with GAAP and applicable SEC regulations, KCPL shall take all necessary action, including obtaining any applicable consents from option holders, to provide for the occurrence of the foregoing.

         (b) OTHER KCPL STOCK AWARDS. Each outstanding stock award or other grant under any KCPL benefit or compensation plan other than the KCPL Stock Options (the "KCPL Stock Awards") shall constitute an award based upon the same number of shares of Western Resources Common Stock as the holder of such KCPL Stock Award would have been entitled to receive pursuant to the Merger in accordance with Article II hereof had such holder been the absolute owner, immediately before the Effective Time, of the shares of Common Stock on which such KCPL Stock Award is based, and otherwise on the same terms and conditions as governed such KCPL Stock Award immediately before the Effective Time (the "Surviving Corporation Stock Awards"). At the Effective Time, the Surviving Corporation shall assume each agreement relating to the KCPL Stock Awards. The Merger shall not be treated as an event which shall affect the period for exercising KCPL Stock Awards or provide for any cash payment by KCPL to any holder of a KCPL Stock Award. Notwithstanding the foregoing, this paragraph shall not be construed, interpreted or applied so as to cause a duplication of any benefit to any individual. If required to allow the Surviving Corporation to account for the transactions to be effected pursuant to this Agreement as a pooling-of-interests in accordance with GAAP and applicable SEC regulations, KCPL shall take all necessary action, including obtaining any applicable consents from award holders, to provide for the occurrence of the foregoing.

         (c) SURVIVING CORPORATION ACTION. As soon as practicable after the Effective Time, the Surviving Corporation shall deliver to the holders of KCPL Stock Options and KCPL Stock Awards appropriate notices setting forth such holders' rights (the "Surviving Corporation Stock Benefits") and each underlying stock award agreement, each as assumed by the Surviving Corporation. As soon as practicable after the Effective Time the Surviving Corporation will cause to be filed one or more registration statements on Form S-3 or Form S-8 under the Securities Act (or any successor or other appropriate forms), in order to register the shares of Western Resources Common Stock issuable in connection with the Surviving Corporation Stock Benefits, and the Surviving Corporation shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectuses contained therein) for so long as such benefits and grants remain payable and such options remain outstanding. At or prior to the Effective Time, the Surviving Corporation shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Western Resources Common Stock for delivery in connection with the Surviving Corporation Stock Benefits. The Surviving Corporation shall take all corporate action necessary or appropriate to obtain shareholder approval with respect to the Surviving Corporation Stock Benefits to the extent such approval is required for purposes of the Code or other applicable law. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act with respect to equity securities of the Surviving Corporation, the Surviving Corporation shall administer such Surviving Corporation Stock Benefits, where applicable, in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

         Section 7.11 NO SOLICITATIONS. From and after the date hereof, KCPL will not, and will not authorize or permit any of its Representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined herein) from any person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal; provided, however, that notwithstanding any other provision hereof, KCPL may (i) at any time prior to the time KCPL's stockholders shall have voted to approve this Agreement, engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with KCPL or its Representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning KCPL and its business, properties and assets if, and only to the extent that, (A) (x) the third party has first made an Acquisition Proposal that is financially superior to the Merger and has demonstrated that financing for the Acquisition Proposal is reasonably likely to be obtained (as determined in good faith by KCPL's Board of Directors after consultation with its financial advisors) and (y) KCPL's Board of Directors shall conclude in good faith, after considering applicable provisions of state law, on the basis of oral or written advice of outside counsel that such action is necessary for the KCPL Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and (B) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, KCPL (x) provides prompt notice to Western Resources to the effect that it is planning to furnish information to or enter into discussions or negotiations with such person or entity and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms not in the aggregate materially more favorable to such person or entity than the terms contained in the Confidentiality Agreement, (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, and/or (iii) accept an Acquisition Proposal from a third party, provided KCPL first terminates this Agreement pursuant to Section 9.1(e). KCPL shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by KCPL or its Representatives with respect to the foregoing. KCPL shall notify Western Resources orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identify of the person making it), within 24 hours of the receipt thereof, shall keep Western Resources informed of the status and details of any such inquiry, offer or proposal, and shall give Western Resources five days' advance notice of any agreement to be entered into with or any information to be supplied to any person making such inquiry, offer or proposal. As used herein, "Acquisition Proposal" shall mean a proposal or offer (other than by Western Resources) for a tender or exchange offer, merger, consolidation or other business combination involving KCPL or any KCPL Subsidiary or any proposal to acquire in any manner a substantial equity interest in or a substantial portion of the assets of KCPL or any KCPL Subsidiary.

         Section 7.12 SURVIVING CORPORATION BOARD OF DIRECTORS. The Board of Directors of Western Resources will take such action as may be necessary (including increasing the size of the Board of Directors of Western Resources and seeking approval of its stockholders of an amendment to the Western Resources Articles to increase the size of the Board of Directors) to appoint to the Board of Directors of Western Resources as many persons, but in no event more than six persons, who (1) are members of the KCPL Board of Directors as of the date hereof, (2) are willing to serve on the Board of Directors of Western Resources, and (3) would be eligible under Western Resources' by-laws to be so nominated for election to the Western Resources Board of Directors at the next Western Resources annual meeting following the Effective Time. The Nominating Committee of the Western Resources Board of Directors shall allocate all persons to be added to the Western Resources

Board of Directors pursuant to this Section as evenly as possible among the classes of the Western Resources Board of Directors.

         Section 7.13 POST-MERGER OPERATIONS.

         (a) PRINCIPAL CORPORATE OFFICES. At the Effective Time, the headquarters of the KCPL division of Western Resources shall be in Kansas City, Missouri; the headquarters of the KGE division of Western Resources and Kansas Gas and Electric Company shall be in Wichita, Kansas; and the headquarters of Western Resources and the KPL division of Western Resources shall be in Topeka, Kansas. At the Effective Time, Western Resources' electric utility operations shall be headquartered in Kansas City, Missouri.

         (b) CHARITIES. After the Effective Time, the Surviving Corporation currently intends to provide charitable contributions and community support within the service areas of KCPL and Western Resources and each of their respective Subsidiaries at annual levels substantially comparable to the annual levels of charitable contributions and community support provided by KCPL and Western Resources and their respective Subsidiaries within their service areas during 1994 and 1995.

         (c) KCPL BOARD OF DIRECTORS. For a period of not less than three years following the Effective Time, the KCPL division of Western Resources shall continue to have a Board of Directors.

         (d) TERMINATION OF LITIGATION. The parties hereto shall immediately dismiss, with each party bearing its own costs and litigation expenses, all proceedings pending between themselves and their affiliates, including without limitation KCPL v. Western Resources, Inc. et al, Civ. Action No. 96-552-CV-W-5 (W.D. Mo.), and each shall thereafter sign and deliver such further instruments as may be necessary in connection with such dismissals.

         (e) DIVIDENDS. Based on economic and financial conditions existing on the date hereof, the management of Western Resources presently intends to recommend to the Board of Western Resources that Western Resources declare and pay an annual dividend of $2.14 per common share for fiscal year 1998.

         Section 7.14 EXPENSES. Subject to Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the Joint Proxy/Registration Statement, as well as the filing fee relating thereto, shall be shared equally by KCPL and Western Resources.

         Section 7.15 TRANSITION MANAGEMENT. The parties shall create a special transition management task force (the "Task Force") which shall be jointly headed by representatives appointed by and reasonably acceptable to the Chief Executive Officers of each company. The Task Force shall examine various alternatives regarding the manner in which to best organize and manage the business of the Surviving Corporation after the Effective Time, subject to applicable law.

         Section 7.16 TERMINATION OF WESTERN RESOURCES EXCHANGE OFFER. Immediately following the execution and delivery of this Agreement by the parties hereto, Western Resources shall terminate or allow to expire its offer to exchange shares of Western Resources Common Stock for shares of KCPL Common Stock made by means of Western Resources' prospectus dated July 3, 1996, as amended, pursuant to the terms and conditions thereof.

         Section 7.17 POOLING AND TAX-FREE STATUS. Each party hereto agrees, as to itself and to each of its Subsidiaries, that after the date hereof and prior to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted in this Agreement:

              (a) POOLING. Neither party hereto shall, nor shall such party permit any of its Subsidiaries or any employees, officers or directors of such party or of any of its Subsidiaries to, take any action which would, or would be reasonably likely to, prevent the Surviving Corporation from accounting for the transactions to be effected pursuant to this Agreement as a pooling-of-interests in accordance with GAAP and applicable SEC regulations, and such party shall use all reasonable efforts to achieve such result (including taking such commercially reasonable actions as may be necessary to cure any facts or circumstances that could prevent such transactions from qualifying for pooling-of-interests accounting treatment); provided, however, that the covenant contained in this Section 7.17(a) shall no longer apply to Western Resources if Western Resources shall deliver to KCPL a written undertaking to the effect that Western Resources, pursuant to Section
         9.5 hereof, waives the condition to Western Resources' obligation to effect the Merger contained in Section 8.2(i) hereof.

              (b) TAX-FREE STATUS. Neither party hereto shall, nor shall either party hereto permit any of its Subsidiaries or any employees, officers or directors of such party or of any of its Subsidiaries to, take any actions which would, or would be reasonably likely to, adversely affect the ability of the Merger to qualify for tax-free treatment under the Code, both to the parties and their respective shareholders (except for any cash received in lieu of fractional shares or by dissenting shareholders), and each party hereto shall use all reasonable efforts to achieve such result.

         Section 7.18 FURTHER ASSURANCES. Each party will, and will cause its Subsidiaries to, execute such further documents and instruments and take such further actions, including the application for any necessary regulatory approvals or exemptions, as may reasonably be requested by any other party in order to consummate the Merger in accordance with the terms hereof.

         Section 7.19 INTERIM DIVIDENDS. The last record date of each of KCPL and Western Resources on or prior to the Effective Time which relates to a regular quarterly dividend on KCPL Common Stock or Western Resources Common Stock, as the case may be, shall be the same date and shall be prior to the Effective Time.


                                  ARTICLE VIII

                                   CONDITIONS

         Section 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.5 by the joint action of the parties hereto:

              (a) SHAREHOLDER APPROVALS. The Western Resources Shareholders' Approval and the KCPL Shareholders' Approval shall have been obtained.

              (b) NO INJUNCTION. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and be continuing in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

              (c) REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

              (d) LISTING OF SHARES. The shares of Western Resources Common Stock issuable in the Merger pursuant to Article II shall have been approved for listing on the NYSE upon official notice of issuance.

              (e) REQUIRED STATUTORY APPROVALS. The KCPL Required Statutory Approvals and the Western Resources Required Statutory Approvals shall have been obtained at or prior to the Effective Time and such approvals shall have become Final Orders (as defined below). A "Final Order" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

              (f) PERMITS. To the extent that the continued lawful operations of the business of KCPL or any KCPL Subsidiary or Western Resources or any Western Resources Subsidiary after the Merger require that any license, permit or other governmental approval be transferred to the Surviving Corporation or issued to the Surviving Corporation, such licenses, permits or other authorizations shall have been transferred or reissued to the Surviving Corporation at or before the Closing Date, except where the failure to transfer or reissue such licenses, permits or other authorizations would not have a material adverse effect on the business, assets, financial condition, results of operations or prospects of the Surviving Corporation and its Subsidiaries taken as a whole immediately after the Effective Time.

         Section 8.2 CONDITIONS TO OBLIGATION OF WESTERN RESOURCES TO EFFECT THE MERGER. The obligation of Western Resources to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by Western Resources in writing pursuant to Section 9.5:

              (a) PERFORMANCE OF OBLIGATIONS OF KCPL. KCPL (and/or KCPL's appropriate Subsidiaries) will have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Effective Time including, without limitation, agreements and covenants contained in Section 2.1(c) hereof.

              (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of KCPL set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which, individually or in the aggregate, would not result in a KCPL Material Adverse Effect.

              (c) CLOSING CERTIFICATES. Western Resources shall have received a certificate signed by the chief financial officer of KCPL, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

              (d) KCPL MATERIAL ADVERSE EFFECT. No KCPL Material Adverse Effect shall have occurred.

              (e) TAX OPINION. Western Resources shall have received an opinion from Sullivan & Cromwell, counsel to Western Resources, in form and substance reasonably satisfactory to Western Resources, dated as of the Effective Time, substantially to the effect that (i) no gain or loss will be recognized by KCPL or Western Resources pursuant to the Merger, and (ii) no gain or loss will be recognized by stockholders of Western Resources as a result of the Merger. In rendering such opinion, Sullivan & Cromwell may require and rely upon representations contained in certificates of officers of KCPL, Western Resources and others.

              (f) KCPL REQUIRED CONSENTS. The KCPL Required Consents the failure of which to obtain would have a KCPL Material Adverse Effect shall have been obtained.

              (g) AFFILIATE AGREEMENTS. Western Resources shall have received Affiliate Agreements, duly executed by each "Affiliate" of KCPL, substantially in the form of Exhibit 7.7, as provided in Section 7.7.

              (h) DISSENTING SHARES. The aggregate number of Dissenting Shares shall be less than 5.5% of the total number of outstanding shares of KCPL Common Stock as of the Effective Time.

              (i) POOLING. Western Resources shall have received a letter of its independent public accountants, dated the Closing Date, in form and substance reasonably satisfactory to Western Resources, stating that the transactions to be effected pursuant to this Agreement will qualify as a pooling of interests transaction under GAAP and applicable SEC regulations. Such accountants may in their discretion be entitled to rely in delivering such letter on consultations with, and/or the written advice of, the office of the Chief Accountant of the SEC.

              (j) 1935 ACT. Western Resources shall be reasonably satisfied that, following the Effective Time, it shall be exempt from all provisions of the 1935 Act other than Section 9(a)(2) thereof.

              (k) STATUTORY APPROVALS. Western Resources shall be reasonably satisfied that the Final Orders, other than any Final Order issued by FERC, with respect to the KCPL Required Statutory Approvals and the Western Resources Required Statutory Approvals shall not impose terms or conditions which, individually or in the aggregate, would have, or insofar as reasonably can be foreseen, are likely to have a material adverse effect on the business, assets, financial condition or results of operations of the Surviving Corporation or a material adverse effect on the benefits anticipated by Western Resources as a result of the consummation of the transactions contemplated by this Agreement.

              (l) FERC APPROVAL. Western Resources shall be reasonably satisfied that any Final Order issued by FERC with respect to the KCPL Required Statutory Approvals and the Western Resources Required Statutory Approvals shall not impose terms or conditions which, individually or in the aggregate, would have, or insofar as reasonably can be foreseen, are likely to have a material adverse effect on the business, assets, financial condition or results of operations of the Surviving Corporation or a material adverse effect on the benefits anticipated by Western Resources as a result of the consummation of the transactions contemplated by this Agreement.

         Section 8.3 CONDITIONS TO OBLIGATION OF KCPL TO EFFECT THE MERGER. The obligation of KCPL to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by KCPL in writing pursuant to Section 9.5.

              (a) PERFORMANCE OF OBLIGATIONS OF WESTERN RESOURCES. Western Resources (and/or Western Resources' appropriate Subsidiaries) will have performed in all material respects their agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Effective Time.

              (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Western Resources set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which, individually or in the aggregate, would not result in a Western Resources Material Adverse Effect.

              (c) CLOSING CERTIFICATES. KCPL shall have received a certificate signed by the chief financial officer of Western Resources, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

              (d) WESTERN RESOURCES MATERIAL ADVERSE EFFECT. No Western Resources Material Adverse Effect shall have occurred.

              (e) TAX OPINION. KCPL shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom, LLP, counsel to KCPL, in form and substance reasonably satisfactory to KCPL, dated as of the Effective Time, substantially to the effect that (i) no gain or loss will be recognized by KCPL or Western Resources pursuant to the Merger, and
         (ii) no gain or loss will be recognized by stockholders of KCPL who exchange their shares of KCPL Common Stock for shares of Western Resources Common Stock as a result of the Merger (except to the extent that cash is received in lieu of fractional share interests). In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom, LLP, may require and rely upon representations contained in certificates of officers of KCPL, Western Resources and others.

              (f) WESTERN RESOURCES REQUIRED CONSENTS. The Western Resources Required Consents the failure of which to obtain would have a Western Resources Material Adverse Effect shall have been obtained.

              (g) STATUTORY APPROVALS. KCPL shall be reasonably satisfied that the Final Orders, other than any Final Order issued by FERC, with respect to the KCPL Required Statutory Approvals and the Western Resources Required Statutory Approvals shall not impose terms or conditions which, individually or in the aggregate, would have, or insofar as reasonably can be foreseen, are likely to have a material adverse effect on the business, assets, financial condition or results of operations of the Surviving Corporation.

              (h) FERC APPROVAL. KCPL shall be reasonably satisfied that any Final Order issued by FERC with respect to the KCPL Required Statutory Approvals and the Western Resources Required Statutory Approvals shall not impose terms or conditions which, individually or in the aggregate, would have, or insofar as reasonably can be foreseen, are likely to have a material adverse effect on the business, assets, financial condition or results of operations of the Surviving Corporation.


                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

         Section 9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of the respective parties hereto contemplated by this Agreement:

              (a) by mutual written consent of the Boards of Directors of KCPL and Western Resources;

              (b)(i) by either party if there has been any breach of any representations, warranties, covenants or agreements on the part of the other set forth in this Agreement, which breaches individually or in the aggregate would result in a Western Resources Material Adverse Effect or a KCPL Material Adverse Effect, as the case may be, and, which breaches have not been cured within 20 business days following receipt by the breaching party of notice of such breach or adequate assurance of such cure shall not have been given by or on behalf of the breaching party within such 20 business-day period, (ii) by either party, if the KCPL Board of Directors or any committee of the KCPL Board of Directors (A) shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement or the Merger, (B) shall fail to reaffirm such approval or recommendation upon Western Resources' request, (C) shall approve or recommend any acquisition of KCPL or a material portion of its assets or any tender offer for shares of capital stock of KCPL, in each case, other than by Western Resources or an Affiliate thereof or (D) shall resolve to take any of the actions specified in clause (A), (B) or (C), or (iii) by either party, if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or by any party hereto if any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable;

              (c) by either party hereto, by written notice to the other party, if the Effective Time shall not have occurred on or before June 30, 1998 (the "Termination Date"); provided, however, that the right to terminate the Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before this date; and provided, further, that if on the Termination Date the conditions to the Closing set forth in Sections 8.1(e), 8.2(f) and/or 8.3(f) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Termination Date shall be extended to June 30, 1999;

              (d) by either party hereto, by written notice to the other party, if the Western Resources Shareholders' Approval shall not have been obtained at a duly held Western Resources Meeting, including any adjournments thereof, or the KCPL Shareholders' Approval shall not have been obtained at a duly held KCPL Meeting, including any adjournments thereof;

              (e) by KCPL, prior to the approval of this Agreement by the shareholders of KCPL, upon five days' prior notice to Western Resources, if, as a result of an Acquisition Proposal by a party other than Western Resources or any of its Affiliates, the Board of Directors of KCPL determines in good faith, after considering applicable provisions of state law, on the basis of oral or written advice of outside counsel that acceptance of the Acquisition Proposal is necessary for the KCPL Board of Directors to act in a manner consistent with its fiduciary duties under applicable law; provided, however, that
         (i) the Board of Directors of KCPL shall have concluded in good faith, after considering applicable provisions of state law and after giving effect to all concessions which may be offered by Western Resources pursuant to clause (ii) below, on the basis of oral or written advice of outside counsel that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and (ii) prior to any such termination, KCPL shall, and shall cause its respective financial and legal advisors to, negotiate with Western Resources to make such adjustments in the terms and conditions of this Agreement as would enable KCPL to proceed with the transactions contemplated herein; or

              (f) by KCPL, by the delivery of written notice (the "Stock Price Termination Notice") to Western Resources not later than 5:00 p.m., New York City time, on the fifth NYSE trading day prior to the scheduled Effective Time (the parties agreeing that KCPL shall have at least ten NYSE trading days' notice of the Effective Time), if the Western Resources Index Price is less than $27.64; provided, however, that KCPL shall not have the right to terminate this Agreement pursuant to this
         Section 9.1(f) if the number obtained by dividing (x) the Western Resources Index

         Price by (y) the aggregate of the average of the high and low sales prices of Western Resources Common Stock (as reported on the NYSE Composite Transactions reporting system as published in The Wall Street Journal or, if not published therein, in another authoritative source) on each of the twenty consecutive NYSE trading days ending the NYSE trading day immediately prior to the date hereof, divided by 20, is not less than 95% of the number (the "Electric Companies Ratio") obtained by dividing (x) the Electric Companies Index Price (as defined below) for the period ending on the tenth NYSE trading day immediately prior to the scheduled Effective Time by (y) the Electric Companies Index Price for the period ending on the NYSE trading day immediately prior to the date hereof; and provided, further, that the Stock Price Termination Notice shall be of no force or effect and KCPL shall continue to be bound by the terms of this Agreement notwithstanding the provisions of this Section 9.1(f) if, within five NYSE trading days following the delivery of the Stock Price Termination Notice, Western Resources notifies KCPL in writing that the Conversion Ratio shall be equal to the product of (A) the quotient of $30.40 divided by the Western Resources Index Price and (B) the Electric Companies Ratio. The term "Electric Companies Index Price" shall mean the aggregate of the closing values of the Standard & Poor's Electric Companies Index on each of the twenty consecutive NYSE trading days ending on the NYSE trading day immediately preceding the date on which the Electric Companies Index Price is being determined, divided by 20.

         Section 9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either KCPL or Western Resources pursuant to Section 9.1 there shall be no liability on the part of either KCPL or Western Resources or their respective officers or directors hereunder, except that Section 7.14 and Section 9.3, the agreement contained in the last sentence of Section 7.1, Section 10.2 and Section 10.8 shall survive the termination.

         Section 9.3 TERMINATION FEE; EXPENSES.

         (a) KCPL TERMINATION FEE. If (i) this Agreement (A) is terminated by Western Resources pursuant to Section 9.1(b)(i), (B) is terminated by KCPL pursuant to Section 9.1 (e), (C) is terminated as a result of KCPL's breach of
Section 7.4, or (D) is terminated because the shareholders of KCPL do not approve the Merger, (ii) at the time of such termination or prior to the meeting of KCPL's shareholders there shall have been made an Acquisition Proposal involving KCPL or any of its Affiliates (whether or not such Acquisition Proposal shall have been rejected or shall have been withdrawn prior to the time of such termination or of such meeting) and (iii) within two and one-half years of the termination of this Agreement KCPL or any of its Affiliates becomes a Subsidiary of the party which has made such Acquisition Proposal or a Subsidiary of an Affiliate of such party or accepts a written offer to consummate or consummates an Acquisition Proposal with such party or an Affiliate thereof, then KCPL (jointly and severally with its Affiliates), upon the signing of a definitive agreement relating to such Acquisition Proposal, or, if no such agreement is signed, then at the closing (and as a condition to the closing) of KCPL becoming such a Subsidiary or of such Acquisition Proposal, shall pay to Western Resources a termination fee equal to $50 million in cash.

         (b) WESTERN RESOURCES FEES. If on or before the Termination Date all of the conditions to the Closing set forth in Sections 8.1, 8.2 and 8.3 hereof other than any condition set forth in Sections 8.2(e), 8.2(i), 8.2(j), 8.2(k) or 8.2(l) hereof shall have been fulfilled, and Western Resources shall decline to waive such condition, then immediately following the Termination Date Western Resources shall reimburse KCPL for any and all expenses of KCPL with respect to this Agreement and the transactions contemplated hereby, up to a maximum reimbursement of KCPL by Western Resources of $5 million in the case of the conditions set forth in Sections 8.2(e) or 8.2(k), $25 million in the case of the conditions set forth in Sections 8.2(i) and 8.2(l), and $35 million in the case of Section 8.2(j); provided, however, that Western Resources shall be required to reimburse KCPL's expenses in respect of the failure of only one of the foregoing closing conditions to be satisfied.

         (c) EXPENSES. The parties agree that the agreements contained in this
Section 9.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. Notwithstanding anything to the contrary contained in this Section 9.3, if one party fails to promptly pay to the other any fee due under Sections 9.3(a) or (b), in addition to any amounts paid or payable pursuant to such sections, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

         Section 9.4 AMENDMENT. This Agreement may be amended by the Boards of Directors of the parties hereto, at any time before or after approval hereof by the shareholders of KCPL and Western Resources and prior to the Effective Time, but after such approvals, no such amendment shall (a) alter or change the amount or kind of shares, rights or any of the proceedings of the treatment of shares under Article II or (b) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the rights of holders of KCPL Common Stock or Western Resources Common Stock, except for alterations or changes that could otherwise be adopted by the Board of Directors of the Surviving Corporation, without the further approval of such shareholders, as applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 9.5 WAIVER. At any time prior to the Effective Time, a party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

         Section 9.6 STANDSTILL AGREEMENT. If this Agreement is terminated pursuant to Section 9.1(a), 9.1(b), 9.1(c) or 9.1(d) hereof, other than for a termination (i) by Western Resources pursuant to Section 9.1(b)(i), (ii) by either party pursuant to Section 9.1(b)(ii), (iii) by either party pursuant to
Section 9.1(d) as a result of the failure to obtain the KCPL Shareholder's Approval, and (iv) by either party pursuant to Section 9.1(c) if one or more of the conditions set forth in Section 8.2(a), 8.2(b), 8.2(c), 8.2(d), 8.2(f) and 8.2(g) shall not have been fulfilled or waived by Western Resources, for a period of three years from and after the date of such termination Western Resources shall not, and shall not permit any of its Subsidiaries to, unless permitted in writing by KCPL (a) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property of KCPL or any of its Subsidiaries, (b) seek or propose to enter into directly or indirectly, any merger, business combination, tender offer, exchange offer, sale or purchase of assets or securities, dissolution, liquidation, recapitalization, restructuring or similar transaction of or involving KCPL or any of its Subsidiaries or to purchase, directly or indirectly, a material portion of the assets of KCPL or any of its Subsidiaries, (c) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) or consents to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of KCPL or any of its Subsidiaries, (d) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting security of KCPL or any of its Subsidiaries, (e) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of KCPL, (f) have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other persons in connection with any of the foregoing, or make any investment in any other person that engages, or offers or proposes to engage, in any of the foregoing (it being understood that, without limiting the generality of the foregoing, Western Resources shall not be permitted to act as a joint bidder or co-bidder with any other person with respect to KCPL or any Subsidiary of KCPL), or (g) make any publicly disclosed proposal regarding any of the foregoing. The provisions of this Section 9.6 shall cease to apply in the event that a third party, not acting in concert or affiliated with Western Resources, (i) makes a proposal to acquire or merge with KCPL or to acquire all or substantially all of the assets of KCPL or a KCPL Subsidiary or (ii) acquires 10% or more of the KCPL Common Stock.


                                    ARTICLE X

                               GENERAL PROVISIONS

         Section 10.1 NON-SURVIVAL; EFFECT OF REPRESENTATIONS AND WARRANTIES. No representations or warranties in this Agreement shall survive the Effective Time, except as otherwise provided in this Agreement.

         Section 10.2 BROKERS. KCPL represents and warrants that, except for Merrill Lynch whose fees have been disclosed to Western Resources prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of KCPL. Western Resources represents and warrants that, except for Salomon, whose fees have been disclosed to KCPL prior to the date hereof, and except for certain soliciting dealer arrangements the material terms and conditions of which have been publicly disclosed by Western Resources prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Western Resources.

         Section 10.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) when sent by reputable overnight courier service, or (c) when telecopied (which is confirmed by copy sent within one business day by a reputable overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (i) If to KCPL, to:

                Kansas City Power & Light Company
                1201 Walnut
                Kansas City, Missouri 64106
                Attn: Chief Executive Officer
                Telecopy: (816) 556-2418
                Telephone: (816) 556-2200

                with a copy to:

                Skadden, Arps, Slate, Meagher & Flom, LLP
                919 Third Avenue
                New York, New York 10022
                Attn: Nancy A. Lieberman, Esq.
                Telecopy: (212) 735-2000
                Telephone:  (212) 735-3000

         (ii) If to Western Resources, to:

                Western Resources, Inc.
                818 Kansas Ave.
                Topeka, Kansas 66612
                Attn.  Chief Executive Officer
              with a copy to:

                John K. Rosenberg
                Executive Vice President and General Counsel
                818 Kansas Ave.
                Topeka, Kansas 66612

                and

                Sullivan & Cromwell
                125 Broad Street
                New York, New York 10004
                Attn: Francis J. Aquila, Esq.
                Telecopy: (212) 558-3588
                Telephone:  (212) 558-4000

         Section 10.4 MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement, (b) shall not be assigned by either party and (c) shall be governed by and construed in accordance with the laws of the State of Kansas applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law rules or principles and except to the extent the provisions of this Agreement (including the documents or instruments referred to herein) are expressly governed by or derive their authority from the KGCC.

         Section 10.5 INTERPRETATION. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         Section 10.6 COUNTERPARTS; EFFECT. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         Section 10.7 PARTIES' INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for rights of Indemnified Parties as set forth in Section 7.5, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 10.8 WAIVER OF JURY TRIAL AND CERTAIN DAMAGES. Each party to this Agreement waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement and (b) without limitation to Section 9.3, any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits) or punitive damages.

         Section 10.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Kansas or in Kansas state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Kansas or any Kansas state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Kansas.

         Section 10.10 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         Section 10.11 ANTI-DILUTION. The Western Resources Index Price and the Conversion Ratio and any Western Resources share price referred to in this Agreement shall be appropriately adjusted in the case of any stock dividend, reclassification, recapitalization, split-up, combination or subdivision with respect to the common stock of Western Resources.

         IN WITNESS WHEREOF, KCPL and Western Resources have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                        KANSAS CITY POWER & LIGHT COMPANY


Attest:    /s/ Jeanie Sell Latz            By:  /s/ A. Drue Jennings
           --------------------                 --------------------
           Secretary                            A. Drue Jennings
                                                Chairman of the Board, President
                                                and Chief Executive Officer


                                           WESTERN RESOURCES, INC.



Attest:    /s/ Richard D. Terrill          By:  /s/ John E. Hayes, Jr.
           ----------------------               ----------------------
           Secretary                            John E. Hayes, Jr.
                                                Chairman of the Board and
                                                Chief Executive Officer